                                                               Exhibit (a)(1)(A)

                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                (INCLUDING THE ASSOCIATED SERIES A PARTICIPATING
                        PREFERRED STOCK PURCHASE RIGHTS)

                                       OF

                             SYBRON CHEMICALS INC.

                                       AT

                              $35.00 NET PER SHARE

                                       BY

                        PROJECT TOLEDO ACQUISITION CORP.
                          A WHOLLY OWNED SUBSIDIARY OF

                               BAYER CORPORATION

                          A WHOLLY OWNED SUBSIDIARY OF

                            BAYER AKTIENGESELLSCHAFT

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
       TIME, ON THURSDAY, OCTOBER 5, 2000, UNLESS THE OFFER IS EXTENDED.

     THE OFFER IS BEING MADE PURSUANT TO THE AGREEMENT AND PLAN OF MERGER DATED AS OF AUGUST 30, 2000, AMONG SYBRON CHEMICALS INC. (THE "COMPANY"), BAYER CORPORATION AND PROJECT TOLEDO ACQUISITION CORP. THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE OFFER, THE MERGER (EACH AS DEFINED HEREIN) AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT; HAS UNANIMOUSLY DETERMINED THAT EACH OF THE OFFER, THE MERGER AND THE MERGER AGREEMENT IS ADVISABLE, AND FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND THE STOCKHOLDERS OF THE COMPANY, AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES (AS DEFINED HEREIN) PURSUANT TO THE OFFER.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (A) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED HEREIN) A NUMBER OF SHARES (INCLUDING THE ASSOCIATED RIGHTS (AS DEFINED HEREIN)), WHICH WHEN ADDED TO THE SHARES THEN BENEFICIALLY OWNED BY THE PURCHASER (AS DEFINED HEREIN) REPRESENT AT LEAST A MAJORITY OF THE TOTAL NUMBER OF SHARES OUTSTANDING ON A FULLY DILUTED BASIS, AND (B) THE WAITING PERIOD (AND ANY EXTENSION THEREOF) UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND ANY OTHER SIMILAR AND NECESSARY FOREIGN APPROVALS OR WAITING PERIODS APPLICABLE TO THE PURCHASE OF THE SHARES PURSUANT TO THE OFFER HAVING EXPIRED OR BEEN TERMINATED AND ALL REGULATORY APPROVALS REQUIRED TO CONSUMMATE THE OFFER AND THE MERGER HAVING BEEN OBTAINED AND REMAINING IN FULL FORCE AND EFFECT.

                                   IMPORTANT

     Any stockholder desiring to tender all or any portion of such stockholder's Shares should either (1) complete and sign the Letter of Transmittal (or facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have such stockholder's signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such facsimile) and any other required documents to EquiServe Trust Company, N.A. (the "Depositary") and deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal (or such facsimile) or, in the case of a book-entry transfer effected pursuant to the procedures described in Section 2, deliver an Agent's Message (as defined herein) and any other required documents to the Depositary and deliver such Shares pursuant to the procedures for book-entry transfer described in Section 2, in each case prior to the expiration of the Offer, or (2) request such stockholder's broker, dealer, bank, trust company or other nominee to effect the transaction for such stockholder. A stockholder having Shares registered in the name of a broker, dealer, bank, trust company or other nominee must contact such broker, dealer, bank, trust company or other nominee if such stockholder desires to tender such Shares.

     A stockholder who desires to tender Shares and whose certificates for such Shares are not immediately available or who cannot comply in a timely manner with the procedure for book-entry transfer, or who cannot deliver all required documents to the Depositary prior to the expiration of the Offer, may tender such Shares by following the procedures for guaranteed delivery described in
Section 2.

     Questions and requests for assistance may be directed to Morrow & Co., Inc. (the "Information Agent") or to ING Barings LLC (the "Dealer Manager") at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or any other tender offer materials may be obtained from the Information Agent or from brokers, dealers, banks, trust companies or other nominees.

                            ------------------------

                      The Dealer Manager for the Offer is:

                                ING BARINGS LLC

September 8, 2000

                               SUMMARY TERM SHEET

     Project Toledo Acquisition Corp. is offering to purchase all of the outstanding common stock of Sybron Chemicals Inc. for $35.00 per share in cash. The following are some of the questions you, as a stockholder of Sybron Chemicals Inc., may have and answers to those questions. We urge you to read carefully the remainder of this Offer to Purchase and the Letter of Transmittal because the information in this summary is not complete. Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

WHO IS OFFERING TO BUY MY SHARES?

     Our name is Project Toledo Acquisition Corp. We are a Delaware corporation formed for the purpose of making a tender offer for all of the outstanding common stock of Sybron Chemicals Inc. We are a wholly owned subsidiary of Bayer Corporation, an Indiana corporation, which is a wholly owned subsidiary of Bayer Aktiengesellschaft, a company organized under the laws of the Federal Republic of Germany. See "Introduction" and Section 9 -- "Certain Information Concerning the Purchaser, Parent and Bayer AG" -- of this Offer to Purchase.

WHAT SHARES ARE BEING SOUGHT IN THE OFFER?

     We are seeking to purchase all of the outstanding common stock of Sybron Chemicals Inc. together with the associated rights to purchase Series A Junior Participating Preferred Stock of Sybron Chemicals Inc. See "Introduction" and
Section 1 -- "Terms of the Offer" -- of this Offer to Purchase.

HOW MUCH ARE YOU OFFERING TO PAY, WHAT IS THE FORM OF PAYMENT AND WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

     We are offering to pay $35.00 per share, net to you, in cash. If you are the record owner of your shares and you tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See "Introduction" and Section 1 -- "Terms of the Offer" -- of this Offer to Purchase.

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

     Bayer Corporation and Bayer Aktiengesellschaft will provide us with sufficient funds to acquire all tendered shares and any shares to be acquired in the merger that is expected to follow the successful completion of the offer. The offer is not conditioned upon any financing arrangements. See Section 10 -- "Source and Amount of Funds" -- of this Offer to Purchase.

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

     We do not think our financial condition is relevant to your decision whether to tender shares and accept the offer because:

     - the offer is being made for all outstanding shares solely for cash,

     - the offer is not subject to any financing condition, and

     - if we consummate the offer, we will acquire all remaining shares for the same cash price in the merger.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

     You will have at least until 12:00 midnight, New York City time, on Thursday, October 5, 2000, to tender your shares in the offer. Further, if you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this

Offer to Purchase. See Section 1 -- "Terms of the Offer" -- and Section 2 -- "Procedures for Tendering Shares" -- of this Offer to Purchase.

CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

     Subject to the terms of the merger agreement, we can extend the offer. We have agreed in the merger agreement that:

     - we may extend the offer in increments of not more than ten business days each, if on a scheduled expiration date any of the conditions to our offer are not satisfied;

     - we may extend the offer for a period of time required by any rule, regulation, interpretation or position of the United States Securities and Exchange Commission or its staff applicable to the offer; and

     - we may elect to provide a "subsequent offering period" for the offer. A subsequent offering period, if one is included, will be an additional period of time beginning after we have purchased shares tendered during the offer, during which stockholders may tender, but not withdraw, their shares and receive the offer consideration. We may, in our sole discretion, provide a subsequent offering period regardless of whether or not the events or the facts set forth in Section 14 ("Certain Conditions of the Offer") have occurred. If we have acquired less than 90% of the outstanding shares of Sybron Chemicals Inc. on the expiration date of the offer, we intend to elect to provide a subsequent offering period.

     See Section 1 -- "Terms of the Offer" -- of this Offer to Purchase.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

     If we extend the offer, we will inform EquiServe Trust Company, N.A., the depositary for the offer, of that fact and will make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was scheduled to expire. See
Section 1 -- "Terms of the Offer" -- of this Offer to Purchase.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

     There is no financing condition to the offer, however:

     - we are not obligated to purchase any tendered shares unless the number of shares validly tendered and not withdrawn before the expiration date of the offer represents at least a majority of the total number of shares of Sybron Chemicals Inc. outstanding on a fully diluted basis. We have agreed not to waive this minimum tender condition without the consent of Sybron Chemicals Inc.

     - we are not obligated to purchase any tendered shares if:

        - there is a material adverse change in Sybron Chemicals Inc. or its business;

        - the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 has not expired or been terminated; or

        - other similar and necessary foreign approvals have not been obtained or waiting periods applicable to the offer have not expired or been terminated.

     The offer is also subject to a number of other conditions. See Section 14 -- "Certain Conditions of the Offer" -- of this Offer to Purchase.

HOW DO I TENDER MY SHARES?

     To tender shares, you must deliver the certificates representing your shares, together with a completed Letter of Transmittal and any other documents required, to EquiServe Trust Company, N.A., the depositary for the offer, not later than the time the tender offer expires. If your shares are held in street name, the shares can be tendered by your nominee through The Depository Trust Company. If you cannot deliver something that is required to be delivered to the depositary by the expiration of the tender offer, you may get a little extra time to do so by having a broker, a bank or other fiduciary that is a member of the Securities Transfer Agents Medallion Program or other eligible institution guarantee that the missing items will be received by the depositary within three American Stock Exchange trading days. For the tender to be valid, however, the depositary must receive the missing items within that three trading day period. See Section 2 -- "Procedures for Tendering Shares" -- of this Offer to Purchase.

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

     You can withdraw shares at any time until the offer has expired and, if we have not by November 6, 2000, agreed to accept your shares for payment, you can withdraw them at any time after such time until we accept shares for payment. This right to withdraw will not apply to any subsequent offering period, if one is included. See Section 1 -- "Terms of the Offer" -- and Section
3 -- "Withdrawal Rights" -- of this Offer to Purchase.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

     To withdraw shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the depositary while you still have the right to withdraw the shares. See Section 1 -- "Terms of the Offer" -- and Section 3 -- "Withdrawal Rights" -- of this Offer to Purchase.

WHAT DOES THE SYBRON CHEMICALS INC. BOARD OF DIRECTORS THINK OF THE OFFER?

     We are making the offer pursuant to a merger agreement among Sybron Chemicals Inc., Bayer Corporation and us. The Sybron Chemicals Inc. board of directors unanimously approved the merger agreement, our tender offer and our proposed merger with Sybron Chemicals Inc. The board of directors of Sybron Chemicals Inc. has unanimously determined that each of the offer, the merger and the merger agreement is advisable and fair to and in the best interests of Sybron Chemicals Inc. and the stockholders of Sybron Chemicals Inc., and unanimously recommends that stockholders accept the offer and tender their shares. See the "Introduction" to this Offer to Purchase.

HAVE ANY STOCKHOLDERS AGREED TO TENDER THEIR SHARES?

     Yes. Three stockholders that collectively own shares representing approximately 45% of the outstanding common stock of Sybron Chemicals Inc. have agreed to tender their shares in the offer.

WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL THE SHARES ARE NOT TENDERED IN THE OFFER?

     If we accept for payment and pay for at least a majority of the outstanding shares on a fully diluted basis of Sybron Chemicals Inc., we will be merged with and into Sybron Chemicals Inc. If that merger takes place, Bayer Corporation will directly own all of the shares of Sybron Chemicals Inc. and all other stockholders of Sybron Chemicals Inc. will have the right to receive $35.00 per share in cash (or any higher price per share that is paid in the offer).

     There are no appraisal rights available in connection with the offer. However, if the merger takes place, stockholders who have not sold their shares in the offer and have complied with the applicable provisions of Delaware law will have appraisal rights under Delaware law. See Section 12 -- "Purpose of the Offer; the Merger Agreement; the Stockholder Agreement; Plans for the
Company -- Appraisal Rights" -- of this Offer to Purchase.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

     If the merger takes place, stockholders who do not tender in the offer will have the right to receive the same amount of cash per share that they would have received had they tendered their shares in the offer, subject to their right to pursue appraisal under Delaware law. Therefore, if the merger takes place and you do not perfect your appraisal rights, the only difference to you between tendering your shares and not tendering your shares is that you will be paid earlier if you tender your shares. However, if the merger does not take place, the number of stockholders and of shares of Sybron Chemicals Inc. that are still in the hands of the public may be so small that there may no longer be an active public trading market (or, possibly, any public trading market) for the shares. Also, the shares may no longer be eligible to be traded on the American Stock Exchange or any other securities exchange, and Sybron Chemicals Inc. may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with the Securities and Exchange Commission's rules relating to publicly held companies. See Section 7 -- "Effect of the Offer on the Market for the Shares; AMEX Listing; Exchange Act Registration; Margin
Regulations" -- and Section 12 -- "Purpose of the Offer; the Merger Agreement; the Stockholder Agreement; Plans for the Company; Other Agreements" -- of this Offer to Purchase.

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

     On April 25, 2000, the last trading day before Sybron Chemicals Inc. publicly announced that J.P. Morgan Securities Inc. had been engaged to assist Sybron Chemicals Inc. in exploring strategic alternatives, the last sale price of the shares reported on the American Stock Exchange was $11.00 per share. On August 29, 2000, the last trading day before Sybron Chemicals Inc. and Bayer Corporation announced that they had signed the merger agreement, the last sale price of the shares reported on the American Stock Exchange was $30.00 per share. On September 7, 2000, the last trading day before we commenced our tender offer, the last sale price of the shares was $34 9/16 per share. We advise you to obtain a recent quotation for shares of Sybron Chemicals Inc. in deciding whether to tender your shares. See Section 6 -- "Price Range of the Shares; Dividends on the Shares" -- of this Offer to Purchase.

TO WHOM CAN I TALK IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

     You can call Morrow & Co., Inc. at (800) 566-9061 (toll free) or ING Barings LLC at (877) 446-4930 (ext. 6677). Morrow & Co., Inc. is acting as the information agent and ING Barings LLC is acting as the dealer manager for our tender offer. See the back cover of this Offer to Purchase.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
INTRODUCTION................................................    8

THE TENDER OFFER............................................   10
   1. Terms of the Offer....................................   10
   2. Procedures for Tendering Shares.......................   11
   3. Withdrawal Rights.....................................   15
   4. Acceptance for Payment and Payment....................   15
   5. Certain U.S. Federal Income Tax Consequences..........   16
   6. Price Range of the Shares; Dividends on the Shares....   17
   7. Effect of the Offer on the Market for the Shares; AMEX
       Listing; Exchange Act Registration; Margin
       Regulations..........................................   18
   8. Certain Information Concerning the Company............   18
   9. Certain Information Concerning the Purchaser, Parent
     and Bayer AG...........................................   20
  10. Source and Amount of Funds............................   22
  11. Contacts and Transactions with the Company; Background
     of the Offer...........................................   22
  12. Purpose of the Offer; the Merger Agreement; the
       Stockholder Agreement; Plans for the Company; Other
       Agreements...........................................   23
  13. Dividends and Distributions...........................   39
  14. Certain Conditions of the Offer.......................   39
  15. Certain Legal Matters.................................   41
  16. Fees and Expenses.....................................   43
  17. Miscellaneous.........................................   43

SCHEDULE I -- Directors and Executive Officers of Bayer AG,
  Parent and the Purchaser..................................   45

To the Holders of Common Stock of
  SYBRON CHEMICALS INC.:

                                  INTRODUCTION

     PROJECT TOLEDO ACQUISITION CORP., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Bayer Corporation, an Indiana corporation ("Parent") and a wholly owned subsidiary of Bayer Aktiengesellschaft, a company organized under the laws of the Federal Republic of Germany ("Bayer AG"), hereby offers to purchase all the outstanding shares of common stock, par value $0.01 per share (the "Shares"), of Sybron Chemicals Inc., a Delaware corporation (the "Company"), together with the associated rights (the "Rights") to purchase Series A Junior Participating Preferred Stock pursuant to the Rights Agreement, by and between the Company and Fleet National Bank, as Rights Agent, as amended as of August 30, 2000 (as amended, the "Rights Agreement"), at $35.00 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"). Unless the context otherwise requires, all references herein to Shares shall include the Rights.

     Tendering stockholders whose Shares are registered in their own names and who tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. Stockholders who hold their Shares through banks or brokers should check with such institutions as to whether they charge any service fees. The Purchaser will pay all fees and expenses of ING Barings LLC, which is acting as Dealer Manager (the "Dealer Manager"), EquiServe Trust Company, N.A., which is acting as the Depositary (the "Depositary"), and Morrow & Co., Inc., which is acting as the Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 16.

     The Offer is being made pursuant to the Agreement and Plan of Merger dated as of August 30, 2000 (the "Merger Agreement"), among the Company, Parent and the Purchaser, pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent (the "Merger"). In the Merger each outstanding Share (other than Shares owned by Parent, the Purchaser or the Company or by stockholders, if any, who are entitled to and properly exercise appraisal rights under Delaware law) will be converted into the right to receive the price per Share paid pursuant to the Offer in cash, without interest thereon.

     Simultaneously with the execution of the Merger Agreement, Parent and the Purchaser entered into a Stockholder Agreement dated as of August 30, 2000 (the "Stockholder Agreement"), with 399 Venture Partners, Inc., Richard M. Klein and John H. Schroeder (each a "Stockholder" and, collectively the "Stockholders"). The Stockholders have represented in the Stockholder Agreement that, collectively, they have voting and dispositive control over 2,565,644 Shares, which represented approximately 45% of the outstanding Shares as of August 30, 2000. Pursuant to the Stockholder Agreement the Stockholders have agreed, among other things, to tender all such Shares pursuant to the Offer and have agreed to vote such Shares in favor of the Merger.

     The Merger Agreement and the Stockholder Agreement are more fully described in Section 12.

     THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD") HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE OFFER, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT; HAS UNANIMOUSLY DETERMINED THAT EACH OF THE OFFER, THE MERGER AND THE MERGER AGREEMENT IS ADVISABLE AND FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND THE STOCKHOLDERS OF THE COMPANY, AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER. THE FACTORS CONSIDERED BY THE BOARD IN ARRIVING AT ITS DECISION TO APPROVE THE MERGER AGREEMENT, THE OFFER, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT AND TO RECOMMEND THAT STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER ARE DESCRIBED IN

THE COMPANY'S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 (THE "SCHEDULE 14D-9"), WHICH HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") AND IS BEING MAILED TO STOCKHOLDERS OF THE COMPANY CONCURRENTLY HEREWITH.

     J.P. MORGAN SECURITIES INC. HAS ACTED AS THE COMPANY'S FINANCIAL ADVISOR. THE OPINION OF J.P. MORGAN SECURITIES INC., DATED AUGUST 30, 2000, THAT, AS OF SUCH DATE, THE CONSIDERATION TO BE RECEIVED IN THE OFFER AND THE MERGER BY THE HOLDERS OF SHARES IS FAIR TO SUCH HOLDERS FROM A FINANCIAL POINT OF VIEW IS SET FORTH IN FULL AS AN ANNEX TO THE SCHEDULE 14D-9. STOCKHOLDERS ARE URGED TO, AND SHOULD, READ THE SCHEDULE 14D-9 AND SUCH OPINION CAREFULLY IN THEIR ENTIRETY.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (A) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED IN SECTION
1) A NUMBER OF SHARES, WHICH WHEN ADDED TO THE SHARES THEN BENEFICIALLY OWNED BY PURCHASER REPRESENT AT LEAST A MAJORITY OF THE TOTAL NUMBER OF SHARES OUTSTANDING ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION") AND (B) THE WAITING PERIOD (AND ANY EXTENSION THEREOF) UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT") AND ANY OTHER SIMILAR AND NECESSARY FOREIGN APPROVALS OR WAITING PERIODS APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER HAVING EXPIRED OR BEEN TERMINATED AND ALL REGULATORY APPROVALS REQUIRED TO CONSUMMATE THE OFFER AND THE MERGER HAVING BEEN OBTAINED AND REMAINING IN FULL FORCE AND EFFECT.

     Consummation of the Merger is subject to a number of conditions, including approval by stockholders of the Company, if such approval is required under applicable law, and Shares having been purchased pursuant to the Offer. In the event the Purchaser acquires 90% or more of the outstanding Shares pursuant to the Offer or otherwise, the Purchaser will be able to effect the Merger pursuant to the "short-form" merger provisions of the Delaware General Corporation Law (the "DGCL"), without prior notice to, or any action by, any other stockholder of the Company. In such event, the Purchaser intends to effect the Merger without prior notice to, or any action by, any other stockholder of the Company. See Section 12.

     The Company has informed the Purchaser that, as of August 30, 2000, the authorized capital stock of the Company consists of 20,000,000 Shares and 500,000 shares of preferred stock, par value $0.01 per share ("Preferred Stock"), of which 2,000 shares are designated as Series A Junior Participating Preferred Stock. As of August 30, 2000, there were 5,738,426 Shares and no shares of Preferred Stock issued and outstanding plus 205,104 Shares held in the Company's treasury. At August 29, 2000, there was an aggregate of 560,000 Shares reserved for issuance pursuant to the Company's 1992 Stock Option Plan and the Company's Executive Bonus Plan. As of August 30, 2000, there are 500,379 Shares the Company is obligated to issue pursuant to Options (as defined in Section 12) currently outstanding (including the currently non-exercisable portions thereof). Based upon the foregoing and assuming that no Shares are otherwise issued after August 30, 2000, the Minimum Condition will be satisfied if at least 3,119,405 Shares are validly tendered and not withdrawn prior to the Expiration Date. The actual number of Shares required to be tendered to satisfy the Minimum Condition will depend upon the actual number of Shares outstanding on the date that the Purchaser accepts Shares for payment pursuant to the Offer. If the Minimum Condition is satisfied, and the Purchaser accepts for payment Shares tendered pursuant to the Offer, the Purchaser will be able to elect a majority of the members of the Company's Board of Directors and to effect the Merger without the affirmative vote of any other stockholder of the Company. See
Section 12.

     Certain U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the conversion of Shares pursuant to the Merger are described in Section 5.

     In connection with the Merger Agreement, the Board has agreed to take all action requested by Parent in order to render the Rights according to the Rights Agreement inapplicable to the Offer, the Merger and the other transactions contemplated by the Merger Agreement and by the Stockholder Agreement.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY AND IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

1. TERMS OF THE OFFER

     Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 3. The term "Expiration Date" means 12:00 midnight, New York City time, on Thursday, October 5, 2000, unless and until the Purchaser shall have extended the period of time during which the Offer is open in accordance with the terms of the Merger Agreement, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by the Purchaser, will expire.

     The Purchaser may, without the consent of the Company, and expressly reserves the right (but shall not be obligated) to, extend the Offer, and thereby delay acceptance for payment of, and the payment for, any Shares, (a) in increments of not more than ten business days each, if at the Expiration Date any of the conditions to the Purchaser's obligation to purchase Shares are not satisfied, until such time as such conditions are satisfied or waived and (b) for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer. If all of the conditions to the Offer are not satisfied on the Expiration Date then the Purchaser will extend the Offer from time to time until the earlier of the date that such conditions are satisfied or waived or the date that is thirty days (or if the conditions relating to receipt of regulatory approvals has not been satisfied, sixty days) from the initial Expiration Date. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR TENDERED SHARES, REGARDLESS OF ANY EXTENSION OF OR AMENDMENT TO THE OFFER OR ANY DELAY IN PAYING FOR SUCH SHARES.

     The Purchaser expressly reserves the right (but shall not be obligated), at any time and from time to time, to waive any condition to the Offer or modify the terms of the Offer, except that, without the consent of the Company, the Purchaser shall not (i) reduce the number of Shares subject to the Offer, (ii) reduce the price per Share to be paid pursuant to the Offer, (iii) waive the Minimum Condition or add to the conditions of the Offer in any manner adverse to the holders of Shares, (iv) change the form of consideration payable in the Offer or (v) otherwise amend the Offer in any manner adverse to the holders of Shares.

     If by 12:00 midnight, New York City time, on Thursday, October 5, 2000 (or any date or time then set as the Expiration Date), any of or all the conditions to the Offer have not been satisfied or waived, the Purchaser, subject to the terms of the Merger Agreement and the applicable rules and regulations of the Commission, reserves the right (but shall not be obligated) (a) to terminate the Offer and not accept for payment or pay for any Shares and return all tendered Shares to tendering stockholders, (b) except as set forth above with respect to the Minimum Condition, to waive all the unsatisfied conditions and accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore validly withdrawn, (c) as set forth above, to extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended or (d) except as set forth above, to amend the Offer.

     Any extension, waiver, amendment or termination will be followed as promptly as practicable by public announcement thereof. An announcement in the case of an extension will be made no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which Purchaser may choose to make any public announcement, subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which require that material changes be promptly disseminated to holders of Shares), we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

     If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of such offer or information concerning such offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of 10 business days is generally required to allow for adequate dissemination to stockholders.

     Pursuant to Rule 14d-11 under the Exchange Act, the Purchaser may, subject to certain conditions, elect to provide a subsequent offering period of from three business days to 20 business days in length following the expiration of the Offer on the Expiration Date and acceptance for payment of the Shares tendered in the Offer (a "Subsequent Offering Period"). A Subsequent Offering Period would be an additional period of time, following the expiration of the Offer and the purchase of Shares in the Offer, during which stockholders may tender Shares not tendered in the Offer. A Subsequent Offering Period, if one is included, is not an extension of the Offer, which already will have been completed.

     During a Subsequent Offering Period, tendering stockholders will not have withdrawal rights and the Purchaser will promptly purchase and pay for any Shares tendered at the same price paid in the Offer. Rule 14d-11 provides that the Purchaser may provide a Subsequent Offering Period so long as, among other things, (i) the initial 20-business day period of the Offer has expired, (ii) the Purchaser offers the same form and amount of consideration for Shares in the Subsequent Offering Period as in the initial Offer, (iii) the Purchaser immediately accepts and promptly pays for all securities tendered during the Offer prior to its expiration, (iv) the Purchaser announces the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 a.m., Eastern time, on the next business day after the Expiration Date and immediately begins the Subsequent Offering Period and
(v) the Purchaser immediately accepts and promptly pays for Shares as they are tendered during the Subsequent Offering Period. The Purchaser will be able to include a Subsequent Offering Period, if it satisfies the conditions above, after October 5, 2000. In a public release, the Commission has expressed the view that the inclusion of a Subsequent Offering Period would constitute a material change to the terms of the Offer requiring the Purchaser to disseminate new information to stockholders in a manner reasonably calculated to inform them of such change sufficiently in advance of the Expiration Date (generally five business days). In the event the Purchaser elects to include a Subsequent Offering Period, it will notify stockholders of the Company consistent with the requirements of the Commission.

     WE MAY, IN OUR SOLE DISCRETION, PROVIDE A SUBSEQUENT OFFERING PERIOD REGARDLESS OF WHETHER OR NOT THE EVENTS OR THE FACTS SET FORTH IN SECTION 14 ("CERTAIN CONDITIONS OF THE OFFER") HAVE OCCURRED. IF WE HAVE ACQUIRED LESS THAN 90% OF THE SHARES OF SYBRON CHEMICALS INC. ON THE EXPIRATION DATE OF THE OFFER, WE INTEND TO ELECT TO PROVIDE A SUBSEQUENT OFFERING PERIOD. PURSUANT TO RULE 14d-7 UNDER THE EXCHANGE ACT, NO WITHDRAWAL RIGHTS APPLY TO SHARES TENDERED DURING A SUBSEQUENT OFFERING PERIOD AND NO WITHDRAWAL RIGHTS APPLY DURING THE SUBSEQUENT OFFERING PERIOD WITH RESPECT TO SHARES TENDERED IN THE OFFER AND ACCEPTED FOR PAYMENT. THE SAME CONSIDERATION WILL BE PAID TO STOCKHOLDERS TENDERING SHARES IN THE OFFER OR IN A SUBSEQUENT OFFERING PERIOD, IF ONE IS INCLUDED.

     The Company has provided the Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares, and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2. PROCEDURES FOR TENDERING SHARES

     Valid Tender. For a stockholder validly to tender Shares pursuant to the Offer, (a) the certificates for tendered Shares, together with a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, any required signature guarantees and any other required documents, must, prior to the Expiration Date, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase; (b) in the case of a transfer effected pursuant to the book-entry transfer procedures described under "Book-Entry Transfer", either a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, and any required signature guarantees, or an Agent's Message (as defined below), and any other required documents, must be received by the Depositary at one of such addresses, such Shares must be delivered pursuant to the book-entry transfer procedures described below and a Book-Entry Confirmation (as defined below) must be received by the Depositary, in each case prior to the Expiration Date; or (c) the tendering stockholder must, prior to the Expiration Date, comply with the guaranteed delivery procedures described below under "Guaranteed Delivery".

     The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

     THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY (AS DEFINED BELOW), IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant of the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents, must be, in any case, received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date for a valid tender of Shares by book-entry. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation". DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

     Signature Guarantees. No signature guarantee is required on the Letter of Transmittal if (a) the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 2, includes any participant in the Book-Entry Transfer Facility's system whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (b) such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (such participant, an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 to the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or the book-entry transfer procedures cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder's tender may be effected if all the following conditions are met:

          (a) such tender is made by or through an Eligible Institution;

          (b) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date; and

          (c) either (i) the certificates for tendered Shares together with a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, and any required signature guarantees, and any other required documents are received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase within three trading days after the date of execution of such Notice of Guaranteed Delivery or (ii) in the case of a book-entry transfer effected pursuant to the book-entry transfer procedures described above under "Book-Entry Transfer", either a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, and any required signature guarantees, or an Agent's Message, and any other required documents, is received by the Depositary at one of such addresses, such Shares are delivered pursuant to the book-entry transfer procedures above and a Book-Entry Confirmation is received by the Depositary, in each case within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the American Stock Exchange (the "AMEX"), a subsidiary of the National Association of Securities Dealers, Inc., is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     Other Requirements. Notwithstanding any provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID BY THE PURCHASER ON THE PURCHASE PRICE OF THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     Distribution of Rights. Holders of Shares will be required to tender one Right for each Share tendered to effect a valid tender of such Share. Unless and until the Distribution Date (as defined in the Rights Agreement) occurs, the Rights are represented by and transferred with the Shares. Accordingly, if the Distribution Date does not occur prior to the Expiration Date of the Offer, a tender of Shares will constitute a tender of the associated Rights. If, however, pursuant to the Rights Agreement or otherwise, a Distribution Date does occur, certificates representing a number of Rights equal to the number of Shares being tendered must be delivered to the Depositary in order for such Shares to be validly tendered. If a Distribution Date has occurred, a tender of Shares without Rights constitutes an agreement by the tendering stockholder to deliver certificates representing a number of Rights equal to the number of Shares tendered pursuant to the Offer to the Depositary within three trading days after the date such certificates are distributed. The Purchaser reserves the right to require that it receive such certificates prior to accepting Shares for payment. Payment for Shares tendered and purchased pursuant to the Offer will be made only after timely receipt by the Depositary of, among other things, such certificates, if such certificates have been distributed to holders of Shares. The Purchaser will not pay any additional consideration for the Rights tendered pursuant to the Offer. The Rights

Agreement has been amended as of August 30, 2000, to exempt from the provisions of the Rights Agreement the Merger Agreement, the acquisition of Shares by the Purchaser or Parent pursuant to the Offer, the Merger and the other transactions contemplated by the Merger Agreement and by the Stockholder Agreement.

     Appointment. By executing a Letter of Transmittal (or facsimile thereof), or, in the case of a book-entry transfer, by delivery of an Agent's Message, in lieu of a Letter of Transmittal, a tendering stockholder will irrevocably appoint designees of the Purchaser as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after August 30, 2000. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given (and, if given, will not be effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights in respect of any annual, special or adjourned meeting of the Company's stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other securities or rights, including voting at any meeting of stockholders.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Purchaser in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Purchaser, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, Parent, Bayer AG, the Company, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto and any other related documents thereto) will be final and binding.

     Backup Withholding. In order to avoid "backup withholding" of U.S. federal income tax on payments of cash pursuant to the Offer, a stockholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such Stockholder is not subject to backup withholding. If a stockholder does not provide such stockholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding of 31%. All stockholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Noncorporate foreign stockholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.

3. WITHDRAWAL RIGHTS

     Except as otherwise provided in this Section 3, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after Monday, November 6, 2000.

     For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, any and all signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the book-entry transfer procedures described in Section 2, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 2 at any time prior to the Expiration Date.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser in its sole discretion, which determination will be final and binding. None of the Purchaser, Parent, Bayer AG, the Company, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     In the event the Purchaser provides a Subsequent Offering Period following the Offer, no withdrawal rights will apply to Shares tendered during such Subsequent Offering Period or to Shares tendered in the Offer and accepted for payment.

4. ACCEPTANCE FOR PAYMENT AND PAYMENT

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 3 promptly after the Expiration Date. The Purchaser, subject to the Merger Agreement, expressly reserves the right, in its sole discretion, to delay acceptance for payment of or payment for Shares in order to comply in whole or in part with any applicable law, including, without limitation, the HSR Act and other foreign antitrust laws. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer).

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) the certificates for such Shares, together with a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, and any required signature guarantees or
(b) in the case of a transfer effected pursuant to the book-entry transfer procedures described in Section 2, a Book-Entry Confirmation and either a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, and any required signature guarantees, or an Agent's Message, and any other required documents. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

     The per Share consideration paid to any stockholder pursuant to the Offer will be the highest per Share consideration paid to any other stockholder pursuant to the Offer.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to the Purchaser and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as an agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering stockholders whose Shares have been accepted for payment. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR TENDERED SHARES, REGARDLESS OF ANY EXTENSION OF OR AMENDMENT TO THE OFFER OR ANY DELAY IN PAYING FOR SUCH SHARES.

     If the Purchaser is delayed in its acceptance for payment of or payment for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer) and the terms of the Merger Agreement (requiring that the Purchaser pay for Shares accepted for payment as soon as practicable after the Expiration Date)), the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to do so as described in Section 3.

     If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, the certificates for such Shares will be returned (and, if certificates are submitted for more Shares than are tendered, new certificates for the Shares not tendered will be sent) in each case without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described in Section 2, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.

     The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to Parent, or to one or more direct or indirect wholly owned subsidiaries of Parent, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Parent of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

5. CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

     The receipt of cash pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for U.S. federal income tax purposes, a tendering stockholder will recognize gain or loss equal to the difference between the amount of cash received by the stockholder pursuant to the Offer or Merger and the aggregate adjusted tax basis in the Shares tendered by the stockholder and purchased pursuant to the Offer or converted into cash in the Merger, as the case may be. Gain or loss will be calculated separately for each block of Shares tendered and purchased pursuant to the Offer or converted into cash in the Merger, as the case may be.

     If tendered Shares are held by a tendering stockholder as capital assets, gain or loss recognized by such stockholder will be capital gain or loss, which will be long-term capital gain or loss if such stockholder's holding period for the Shares exceeds one year. In the case of a tendering noncorporate stockholder, long-term capital gains will be eligible for a maximum U.S. federal income tax rate of 20%. In addition, there are limits on the deductibility of losses.

     A stockholder (other than certain exempt stockholders including, among others, all corporations and certain foreign individuals) that tenders Shares may be subject to 31% backup withholding unless the stockholder provides its TIN and certifies that such number is correct (or properly certifies that it is awaiting a TIN) and certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A stockholder that does not furnish a required TIN or that does not otherwise establish a basis for an exemption from backup withholding may be subject to a penalty imposed by the IRS. See "Backup Withholding" under Section 2. Each stockholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding.

     If backup withholding applies to a stockholder, the Depositary is required to withhold 31% from payments to such stockholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the U.S. federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder by filing a U.S. federal income tax return.

     The foregoing discussion may not be applicable with respect to Shares received pursuant to the exercise of employee stock options or otherwise as compensation or with respect to holders of Shares who are subject to special tax treatment under the Code -- such as non-U.S. persons, life insurance companies, tax-exempt organizations and financial institutions -- and may not apply to a holder of Shares in light of individual circumstances, such as holding Shares as a hedge or as part of a hedging, straddle, conversion or other risk-reduction transaction. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE OFFER AND THE MERGER.

6. PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES

     The Shares are listed on the American Stock Exchange ("AMEX") under the symbol "SYC", and have been at all times since October 10, 1996. The following table sets forth, for each of the periods indicated, the high and low sales prices per Share.

                             SYBRON CHEMICALS INC.

                                                              HIGH         LOW
                                                              ----         ----
FISCAL YEAR ENDED DECEMBER 31, 1998:
  First Quarter.............................................  $ 37         $ 33 1/8
  Second Quarter............................................    35 1/4       29 3/4
  Third Quarter.............................................    32           15
  Fourth Quarter............................................    21           11 1/4
FISCAL YEAR ENDED DECEMBER 31, 1999:
  First Quarter.............................................    14 13/16     12
  Second Quarter............................................    20 1/2       13
  Third Quarter.............................................    17 3/4       15 1/4
  Fourth Quarter............................................    15 1/4       11
FISCAL YEAR ENDED DECEMBER 31, 2000:
  First Quarter.............................................    15 3/8       11 15/16
  Second Quarter............................................    22 11/16     11
  Third Quarter (through September 7, 2000).................    34 9/16      21 3/16

     On April 25, 2000, the last trading day before the Company publicly announced that J.P. Morgan Securities Inc. had been engaged to assist the Company in exploring strategic alternatives, the last reported sale price of the shares on the AMEX was $11.00 per share. On August 29, 2000, the last full trading day before the public announcement of the execution of the Merger Agreement, the last reported sale price of the Shares on the AMEX was $30.00 per Share. On September 7, 2000, the last full trading day before commencement of the Offer, the last reported sale price of the Shares on the AMEX was $34 9/16 per Share. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

     The Purchaser has been advised by the Company that the Company has never declared or paid any cash dividends on the Shares. In addition, the Company has advised the Purchaser that the Company has not declared or paid any stock or other non-cash dividends on the Shares.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; AMEX LISTING; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS

     Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

     AMEX Listing. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on the AMEX. According to the AMEX's published guidelines, the AMEX would consider delisting the Shares if, among other things, (i) the number of publicly held Shares falls below 200,000, (ii) the total number of public shareholders is less than 300, (iii) the Company's aggregate market value of Shares publicly held is less than $1,000,000, or (iv) the total stockholders' equity was less than $2,000,000 if the Company had losses in 2 of the most recent 3 years or $4,000,000 if it had losses in 3 of the most recent 4 years. Shares held by officers or directors of the Company or their immediate families, or by any beneficial owner of 10% or more of the Shares, ordinarily will not be considered as being publicly held for this purpose. According to the Company, as of August 30, 2000, there were 5,738,426 Shares outstanding. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the AMEX for continued listing and the Shares are no longer listed, the market for Shares could be adversely affected.

     If the AMEX were to delist the Shares, it is possible that the Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price quotations would be reported by such exchanges. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of Shares remaining at such time, the interests in maintaining a market in Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act as described below, and other factors.

     Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit-recovery provisions of
Section 16(b) of the Exchange Act and the requirement of furnishing a proxy statement pursuant to Section 14(a) or 14(c) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. The Purchaser intends to seek to cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.

     If registration of the Shares is not terminated prior to the Merger, then the Shares will be delisted from the AMEX and the registration of the Shares under the Exchange Act will be terminated following consummation of the Merger.

     Margin Regulations. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

8. CERTAIN INFORMATION CONCERNING THE COMPANY

     The Company is a Delaware corporation with its principal offices at Birmingham Road, P.O. Box 66, Birmingham, NJ 08011, telephone number (609) 893-1100. According to the Company's Annual Report on

Form 10-K for the fiscal year ended December 31, 1999 (the "Company 10-K") and its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2000 (the "Company 10-Q"), the Company is engaged in the development, production and marketing of specialty chemicals utilized primarily in the textile wet processing, coatings, adhesives, plastics and molded goods, and environmental products and services markets.

     Set forth below is certain selected financial information with respect to the Company and its subsidiaries excerpted from the information contained in the Company 10-K and the Company 10-Q. More comprehensive financial information is included in such reports and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such reports, other documents and all the financial information (including any related notes) contained therein. Such reports and other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below under "Available Information".

                             SYBRON CHEMICALS INC.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                       SIX MONTHS ENDED
                                                    YEAR ENDED AND AS OF                   AND AS OF
                                         ------------------------------------------   -------------------
                                         DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   JUNE 30,   JUNE 30,
                                             1999           1998           1997         2000       1999
                                         ------------   ------------   ------------   --------   --------
                                                                                          (UNAUDITED)
Consolidated Statement of Income:
Net sales..............................    $269,123       $222,822       $188,814     $147,127   $133,659
Operating income.......................      17,783         21,337         21,851       15,223     15,901
Net income.............................       2,991          8,425         10,640        3,963      5,632
Net income per share (diluted).........    $   0.52       $   1.44       $   1.84     $   0.69   $   0.98
Consolidated Balance Sheet:
Total current assets...................     107,284        103,211         95,323      113,010    106,181
Total assets...........................     257,131        270,284        150,233      258,524    269,038
Total current liabilities..............      48,626         51,257         51,892       49,458     54,111
Total liabilities......................     184,548        197,636         87,822      183,554    193,902
Total stockholders' equity.............      72,583         72,648         62,411       74,970     75,136

     Certain Company Projections. During the course of discussions between representatives of Parent and the Company, the Company provided Parent or its representatives with certain non-public business and financial information about the Company. The following is a summary of selected projected financial information provided by the Company:

                                                   PROJECTIONS FOR YEAR ENDING DECEMBER 31,
                                                ----------------------------------------------
                                                 2000      2001      2002      2003      2004
                                                ------    ------    ------    ------    ------
Net Sales.....................................  $296.3    $310.5    $328.8    $347.9    $368.0
Gross Profit..................................    95.6     100.9     106.7     113.1     119.7
EBIT..........................................    31.9      34.4      37.8      41.5      45.6
EBITDA........................................    44.2      46.8      50.4      54.3      58.6

     The Company has advised the Purchaser, Parent and Bayer AG that it does not as a matter of course make public any projections as to future performance or earnings, and the projections set forth above are included in this Offer to Purchase only because this information was provided to Parent. The projections were not prepared with a view to public disclosure or compliance with the published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The projections do not purport to present operations in accordance with generally accepted accounting principles, and the Company's independent auditors have not examined or compiled the projections and accordingly assume no responsibility for them. The Company has advised the Purchaser,

Parent and Bayer AG that its internal financial forecasts (upon which the projections provided to Parent and the Purchaser were based in part) are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects and thus susceptible to interpretations and periodic revision based on actual experience and business developments. The projections also reflect numerous assumption made by management of the Company, with respect to industry performance, general business, economic, market and financial conditions and other matters, including effective tax rates consistent with historical levels for the Company and expected debt payments, all of which are difficult to predict, many of which are beyond the Company's control, and none of which were subject to approval by the Purchaser, Parent or Bayer AG. Accordingly, there can be no assurance that the assumptions made in preparing the projections will prove accurate. It is expected that there will be differences between actual and projected results, and actual results may be materially greater or less than those contained in the projections. The inclusion of the projections herein should not be regarded as an indication that any of the Purchaser, Parent, Bayer AG, the Company or their respective affiliates or representatives considered or consider the projections to be a reliable prediction of future events, and the projections should not be relied upon as such. None of the Purchaser, Parent, Bayer AG, the Company or any of their respective affiliates or representatives has made or makes any representation to any person regarding the ultimate performance of the Company compared to the information contained in the projections, and none of them intends to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error.

     Available Information. The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Certain information as of particular dates concerning the Company's directors and officers, their remuneration, stock options and other matters, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in the Company's proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, DC 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, NY 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such information should be obtainable, by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, DC 20549. The Commission also maintains a Web site on the Internet at <http://www.sec.gov> that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

     Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained herein has been taken from or based upon publicly available documents on file with the Commission and other publicly available information. Although the Purchaser, Parent and Bayer AG do not have any knowledge that any such information is untrue, none of the Purchaser, Parent nor Bayer AG takes any responsibility for the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.

9. CERTAIN INFORMATION CONCERNING THE PURCHASER, PARENT AND BAYER AG

     The Purchaser, a Delaware corporation and a wholly owned subsidiary of Parent, was organized to acquire the Company and has not conducted any unrelated activities since its organization. The principal office of the Purchaser is located at the principal office of Parent. All outstanding shares of capital stock of the Purchaser are owned by Parent.

     Parent, an Indiana corporation, is a wholly owned subsidiary of Bayer AG, with its principal office located at 100 Bayer Road, Pittsburgh, PA 15205-9741, telephone number (412) 777-2000. Parent, the largest subsidiary of Bayer AG and the American presence of the Bayer Group (as defined below), is a research based company with operations in health care, agriculture, polymers and chemicals.

     The Bayer group, consisting of Bayer AG and approximately 40 German and approximately 235 foreign consolidated subsidiaries (collectively, the "Bayer Group") in which Bayer AG, directly or indirectly, has a majority of the voting rights or which are under its uniform control, is engaged in the development, manufacture, sale and marketing of health care products, agricultural products, polymers and chemicals. Bayer AG's principal office is located at D-51368 Leverkusen, Federal Republic of Germany, telephone number 011-49-214-301.

     The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of the Purchaser, Parent and Bayer AG are set forth in
Schedule I hereto.

     Except as described in this Offer to Purchase, none of the Purchaser, Parent and Bayer AG or, to the best knowledge of the Purchaser, Parent and Bayer AG, any of the persons listed in Schedule I or any associate or majority-owned subsidiary of the Purchaser, Parent or Bayer AG or any of the persons so listed, beneficially owns any equity security of the Company, and none of the Purchaser, Parent and Bayer AG or, to the best knowledge of the Purchaser, Parent and Bayer AG, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of the Company during the past 60 days.

     Except as described in this Offer to Purchase or the Schedule TO (as defined below), (a) there have not been any contacts, transactions or negotiations between the Purchaser, Parent and Bayer AG, any of their respective subsidiaries or, to the best knowledge of the Purchaser, Parent and Bayer AG, any of the persons listed in Schedule I, on the one hand, and the Company or any of its directors, officers or affiliates, on the other hand, that are required to be disclosed pursuant to the rules and regulations of the Commission and (b) none of the Purchaser, Parent and Bayer AG or, to the best knowledge of the Purchaser, Parent and Bayer AG, any of the persons listed in Schedule I has any contract, arrangement, understanding or relationship with any person with respect to any securities of the Company.

     Set forth below is a summary of certain selected consolidated financial information of Bayer AG and its consolidated subsidiaries for the fiscal years ended December 31, 1997, 1998 and 1999 and for the six month periods ended June 30, 1999 and 2000. Such financial information is excerpted and derived from the English language sections of Bayer AG's Annual Report 1999 and Interim Report for the first six months of 2000. The selected consolidated financial information is stated in euro. Such information is provided for supplemental information purposes only. Because the only consideration in the Offer and Merger is cash and the Offer covers all outstanding Shares, and in view of the absence of a financing condition and the financial capacity of Parent and Bayer AG, the Purchaser believes the financial condition of Parent and Bayer AG is not material to a decision by a holder of Shares whether to sell, tender or hold Shares pursuant to the Offer.

                                  BAYER GROUP

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                               (EURO IN MILLIONS)

                                                                                           SIX MONTHS ENDED
                                                        YEAR ENDED AND AS OF                   AND AS OF
                                             ------------------------------------------   -------------------
                                             DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   JUNE 30,   JUNE 30,
                                                 1999           1998           1997         2000       1999
                                             ------------   ------------   ------------   --------   --------
CONSOLIDATED STATEMENT OF INCOME
Net Sales..................................     27,320         28,062         28,124       15,238     14,224
Operating Income...........................      3,357          3,155          3,077        1,994      2,556
Income after Tax...........................      2,018          1,615          1,509        1,044      1,718
CONSOLIDATED BALANCE SHEET
Total Assets...............................     31,279         29,377         27,697       33,850     29,800
Total Liabilities..........................     16,097         16,598         15,465       18,504     15,258
Total Stockholders' Equity.................     15,182         12,779         12,232       15,346     14,542

10. SOURCE AND AMOUNT OF FUNDS

     The Offer is not conditioned on any financing arrangements.

     The total amount of funds required by the Purchaser to purchase all outstanding Shares pursuant to the Offer and to pay fees and expenses related to the Offer and the Merger is estimated to be approximately $226 million. The Purchaser plans to obtain all funds needed for the Offer and the Merger through capital contributions or intercompany loans of available cash from Parent and Bayer AG.

11. CONTACTS AND TRANSACTIONS WITH THE COMPANY; BACKGROUND OF THE OFFER

     On September 3, 1999, Mr. Peter Dixon, Managing Director at ING Barings Ltd. London, and Dr. Richard Pott, Head of Business Group Specialty Products of Bayer AG, discussed the possibility of a potential business combination between Bayer AG and the Company. Subsequent to that meeting Mr. Peter Dixon had several contacts with Mr. Paul C. Schorr IV, then a director of the Company and Vice President of Citicorp Venture Capital Ltd. (which is related to 399 Venture Partners, Inc., a stockholder of the Company) in connection with the subject matter of the meeting of September 3rd.

     On April 26, 2000, the Company issued a press release announcing that it had engaged J.P. Morgan Securities Inc. as its financial advisor to assist in the exploration of strategic alternatives.

     Following such press release, Mr. Dixon suggested to Dr. Pott that Bayer AG consider evaluating the Company as an acquisition candidate.

     On May 12, 2000, the Company's financial advisor, J.P. Morgan Securities Inc., provided Bayer AG with a confidentiality agreement, which was executed by J.P. Morgan Securities Inc., as agent for the Company, and Bayer AG on May 19, 2000.

     On May 31, 2000, Bayer AG received a Confidential Information Memorandum with regard to the Company from J.P. Morgan Securities Inc. Bayer AG also received a letter from J.P. Morgan Securities Inc. outlining instructions for submitting an indicative non-binding bid (the "Initial Bid Instruction Letter").

     On June 27, 2000, Bayer AG submitted a preliminary indicative bid providing a range for the enterprise value of the Company in accordance with the instructions provided in the Initial Bid Instruction Letter, subject to, among other terms, a need for a period of due diligence. Arrangements were made for Bayer AG and Parent to conduct due diligence and to meet with the Company's management.

     On July 5, 2000, Bayer AG engaged ING Barings LLC to serve as its financial advisor.

     On July 5, 6, and 7, 2000, representatives of Bayer AG and Parent and their advisors met with members of the Company's management to conduct a review of the Company's business and operations. Also during this period, Bayer AG and Parent, together with their financial and legal advisors, conducted legal, business, and financial due diligence with respect to the Company.

     Between July 7, 2000 and August 14, 2000, additional due diligence was conducted by Bayer AG and Parent, together with their financial and legal advisors, through the review of documents provided by the Company and through telephone conversations between representatives of Bayer AG and Parent and representatives of the Company.

     On July 26, 2000, J.P. Morgan Securities Inc. provided a draft of the Merger Agreement to Bayer AG and instructions for submitting a final bid (the "Final Bid Instruction Letter").

     During the second week of August 2000, Cravath, Swaine & Moore was hired by Bayer AG as its outside legal advisor with respect to the Offer and the Merger.

     On August 14, 2000, in accordance with the Final Bid Instruction Letter, Bayer AG and Parent submitted a bid for the enterprise value of the Company. Bayer AG and Parent also submitted comments to the Merger Agreement and provided a draft of the Stockholder Agreement pursuant to which significant stockholders of the Company would agree to support the proposed acquisition of the Company by Bayer AG in accordance with the terms of the Merger Agreement. Bayer AG stated that the execution of the

Merger Agreement (in the form submitted by Bayer AG) and the Stockholder Agreement would be a condition for Parent's entry into the proposed transaction.

     On August 16, 2000, Dr. Karl-Heinrich Mohrmann, Project Manager, Mergers & Acquisitions at Bayer AG, and Lars Hanan, a Managing Director at ING Barings LLC, contacted the Company's financial advisor to discuss Bayer AG's final bid. It was agreed that Bayer AG and the Company would meet on August 18, 2000 to further discuss Bayer AG's bid.

     On August 18, 2000, representatives of Bayer AG, Parent and the Company, together with their respective financial and legal advisors, met to negotiate the purchase price for the Company as well as other terms of the Merger Agreement and the Stockholder Agreement. Bayer AG indicated that it would be willing to pay $35 per share in cash, subject to negotiation of a mutually satisfactory Merger Agreement and Stockholder Agreement, and Bayer AG and the Company entered into an exclusivity agreement for an initial period to expire on August 30, 2000.

     Between August 18 and August 30, 2000, Bayer AG, Parent, and the Company and their respective financial and legal advisors worked to finalize the terms of the Merger Agreement and the Stockholder Agreement. On August 14, 2000, Bayer AG's Board of Management voted unanimously in favor of the proposed Offer and Merger, and the Offer and Merger were subsequently approved by Bayer AG's Supervisory Board. On August 30, 2000, the Company's Board of Directors unanimously declared the advisability of and approved the Merger Agreement, the Stockholder Agreement and the transactions contemplated thereby, including the Offer, the Merger and the transactions contemplated by the Stockholder Agreement.

     On August 30, 2000, Parent, the Purchaser and the Company executed and delivered the Merger Agreement, Parent, the Purchaser and certain stockholders of the Company executed and delivered the Stockholder Agreement and the parties issued a joint press release announcing the execution of the Merger Agreement.

     On September 8, 2000, in accordance with the Merger Agreement, the Purchaser commenced the Offer.

     During the Offer, Parent, the Purchaser and Bayer AG intend to have ongoing contacts with the Company and its directors, officers and stockholders.

12. PURPOSE OF THE OFFER; THE MERGER AGREEMENT; THE STOCKHOLDER AGREEMENT; PLANS FOR THE COMPANY; OTHER AGREEMENTS

  Purpose

     The purpose of the Offer is to enable Parent to acquire control of the Company and to acquire the outstanding Shares. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all the outstanding Shares. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer or otherwise.

  The Merger Agreement

     The Merger Agreement provides that, following the satisfaction or waiver of the conditions described below under "Conditions to the Merger", the Purchaser will be merged with and into the Company, with the Company being the surviving corporation, and each issued Share (other than Shares owned by Parent, the Purchaser or the Company or a subsidiary of Parent (other than the Purchaser) or by stockholders, if any, who are entitled to and who properly exercise appraisal rights under Delaware law) will be converted into the right to receive the price per Share paid pursuant to the Offer in cash, without interest thereon.

     Vote Required To Approve Merger. The DGCL requires, among other things, that the adoption of any agreement of merger or consolidation of the Company must be approved and found advisable by the Board of Directors of the Company and, if the "short-form" merger procedure described below is not available, adopted by the holders of a majority of the Company's outstanding voting securities. The Board of Directors of the Company has approved the Offer, the Merger and the Merger Agreement; consequently, the only additional action of the Company that may be necessary to effect the Merger is adoption of the Merger Agreement by the Company's stockholders if such "short-form" merger procedure is not available. If required by the DGCL, the Company will call and hold a meeting of its stockholders promptly following the consummation of the Offer for the purposes of voting upon the adoption of the Merger Agreement. At any such meeting all Shares then owned by Parent or the Purchaser will be voted in favor of the adoption of the Merger. If the Purchaser acquires -- through the Offer, the Merger Agreement, the Stockholder Agreement or otherwise -- voting power with respect to at least a majority of the outstanding Shares (which would be the case if the Minimum Condition were satisfied and the Purchaser were to accept for payment Shares tendered pursuant to the Offer), it would have sufficient voting power to effect the Merger without the affirmative vote of any other stockholder of the Company.

     The DGCL also provides that, if a parent company owns at least 90% of the outstanding shares of each class of stock of a subsidiary, the parent company may merge that subsidiary into the parent company, or the parent company may merge itself into that subsidiary, pursuant to the "short-form" merger procedures without prior notice to, or the approval of, the other stockholders of the subsidiary. In order to consummate the Merger pursuant to these provisions of the DGCL, the Purchaser would have to own at least 90% of the outstanding Shares. Accordingly, if, as a result of the Offer or otherwise, the Purchaser acquires or controls the voting power of at least 90% of the outstanding Shares, the Purchaser intends to effect the Merger without prior notice to, or any action by, any other stockholder of the Company.

     Conditions to the Merger. The Merger Agreement provides that the respective obligations of each party to effect the Merger are subject to the satisfaction or waiver, where permissible, at or prior to the time the Company files with the Secretary of State of the State of Delaware a certificate of merger or other appropriate documents in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL (or such later time as may be specified therein the "Effective Time") of the following conditions:

          (a) the Merger Agreement shall have been adopted by the affirmative vote of the stockholders of the Company by the requisite vote in accordance with the DGCL, if such vote is required by the DGCL;

          (b) all regulatory approvals required to consummate the transactions contemplated by the Merger Agreement (whether United States, federal or state, or foreign) shall have been obtained and shall remain in full force and effect, and all statutory waiting periods in respect thereof shall have been expired;

          (c) no statute, rule or regulation shall have been enacted or promulgated by any governmental authority (whether United States, federal or state, or foreign) which prohibits the consummation of the Merger;

          (d) there shall be no order or injunction of a court of competent jurisdiction (whether United States, federal or state, or foreign) in effect precluding, restricting, prohibiting, preventing, conditioning or making illegal the consummation of the Merger; and

          (e) the Purchaser shall have purchased all Shares validly tendered and not withdrawn pursuant to the Offer.

     Termination of the Merger Agreement. The Merger Agreement may be terminated and the Merger may be abandoned at any time notwithstanding adoption of the Merger by the stockholders of the Company, but prior to the Effective
Time:

          (a) by mutual written consent of Parent and the Company;

          (b) by Parent or Purchaser if an occurrence or circumstance (except where Parent's or Purchaser's failure to fulfill any of their respective obligations under the Merger Agreement is the cause of or resulted in such occurrence or circumstance and except where there has been a material breach of any representation or warranty on the part of Parent or Purchaser which has not been cured) has rendered the conditions set forth in Section 14 hereof (A) incapable of being satisfied prior to the Expiration Date (assuming for such purposes that the Company has exercised its right to cause the Expiration Date to be extended to the Mandatory Extension Date (as defined in the Merger Agreement), if later in accordance with Section 1.01(a) of the Merger Agreement) or (B) not satisfied as of the actual Expiration Date, and either (x) Purchaser shall have failed to commence the Offer within seven business days after the date of the Merger Agreement, or (y) the Offer shall have been terminated or shall have expired without Purchaser having purchased any Shares pursuant to the Offer;

          (c) by either Parent or the Company if any court of competent jurisdiction or other governmental body (whether United States, federal or state, or foreign) shall have issued an order, decree or ruling or taken any other action precluding, restricting, prohibiting, preventing, conditioning or making illegal the Merger (whether temporary, preliminary or permanent) and such order, decree, ruling or other action shall have become final and nonappealable;

          (d) by Parent or Purchaser prior to the purchase of Shares pursuant to the Offer, if (i) Parent or Purchaser shall discover that any representation or warranty made by the Company in the Merger Agreement is untrue at the time such representation or warranty was made or (except for those representations and warranties made as of a particular date which need only be true and correct as of such date) shall not be true and correct as of the Expiration Date, except where the failure to be so true and correct would not have a Material Adverse Effect (as defined below under "Representations and Warranties"), provided that if any such failure to be so true and correct is capable of being cured prior to the Mandatory Extension Date, if later, then Parent and Purchaser may not terminate the Merger Agreement under this paragraph (d) until such Mandatory Extension Date, (ii) there shall have been a breach of any covenant or agreement on the part of the Company under the Merger Agreement resulting in a Material Adverse Effect which shall not be capable of being cured prior to the Expiration Date (assuming for such purposes that the Company has exercised its right to cause the Expiration Date to be extended to the Mandatory Extension Date, if later, in accordance with Section 1.01(a) of the Merger Agreement), (iii) the Board (x) fails to recommend approval and adoption of the Merger Agreement and the Merger by the stockholders of the Company or withdraws or amends or modifies in a manner adverse to Parent and Purchaser its recommendation or approval in respect of the Merger Agreement, the Offer or the Merger, (y) makes any recommendation with respect to an Alternative Acquisition (as defined below under "Takeover Proposals") other than a recommendation to reject such Alternative Acquisition, or (z) publicly announces its intention to enter into an Alternative Acquisition or (iv) there shall not have been validly tendered and not withdrawn prior to the expiration of the Offer at least a majority of the Shares, on a fully diluted basis, and on or prior to such date a person shall have made a written Alternative Acquisition Proposal (as defined below under "Takeover Proposals") to the Company and not withdrawn such proposal;

          (e) by the Company prior to the purchase of the Shares pursuant to the Offer, if (i) the Company shall discover that any representation or warranty made by Parent or Purchaser in the Merger Agreement is untrue at the time such representation or warranty was made or (except for those representations and warranties made as of a particular date which need only be true and correct as of such date) shall not be true and correct as of the date of the purchase of any Shares pursuant to the Offer (the "Consummation of the Offer"), except where the failure to be so true and correct would not materially adversely affect (or materially delay) the consummation of the Offer or the Merger, provided that if any such failure to be so true and correct is capable of being cured prior to the Expiration Date, then the Company may not terminate the Merger Agreement under this paragraph (e) until the Expiration Date and unless at such time the matter has not been cured, or (ii) there shall have been a material breach of any covenant or agreement in the Merger Agreement on the part of Parent or Purchaser which materially adversely affects (or materially delays) the consummation of the Offer or the Merger which shall not be capable of being cured prior to the Expiration Date, or (iii) prior to the consummation of the Offer, the Board shall have withdrawn, or modified or changed in a manner adverse to Parent or Purchaser, its approval or recommendation of the Offer, this Agreement, or the Merger in order to approve and permit the Company to execute a definitive agreement providing for a Superior Company Proposal (as defined below under "Takeover Proposals") in accordance with the provisions of the fifth paragraph below under

     "Takeover Proposals"; provided, that the Company may not terminate the Merger Agreement pursuant to the circumstances described in this clause
     (iii) unless:

             (A) at least five business days prior to terminating the Merger Agreement pursuant to this paragraph (e) the Company has provided Parent with written notice advising Parent that the Board has received a Superior Company Proposal that it intends to accept, specifying the material terms and conditions of such Superior Company Proposal and identifying the person making such Superior Company Proposal;

             (B) the Company has caused its financial and legal advisors to negotiate in good faith with Parent to attempt to make such adjustments in the financial terms of an amendment to this Agreement that are equal or superior to the financial terms of such Superior Company Proposal; and

             (C) the Company has paid to (or concurrently pays to) Parent a termination fee in accordance with the third paragraph below under "Fees and Expenses; Termination Fee"; or

          (f) by the Company if there shall not have been a material breach of any representation, warranty, covenant or agreement on the part of the Company which has not been cured and (i) Purchaser shall have failed to commence the Offer within seven business days of the Merger Agreement, (ii) the Offer shall have been terminated or shall have expired without Purchaser having purchased any Shares pursuant to the Offer or (iii) Purchaser shall have failed to pay for Shares pursuant to the Offer prior to the Expiration Date.

     Takeover Proposals. The Merger Agreement provides that the Company and its subsidiaries will not (and the Company will not permit any of its or any of its subsidiaries' officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to) directly or indirectly (i) solicit, encourage, engage in discussions or negotiate with any Person (whether such discussions or negotiations are initiated by the Company or otherwise) or take any other action intended or designed to facilitate any inquiry or effort of any Person (other than Parent) relating to the possible acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material portion of its capital stock or assets (with any such efforts by any such Person, including a firm proposal to make such an acquisition, to be referred to as an "Alternative Acquisition", (ii) provide information with respect to the Company to any Person, other than Parent, relating to a possible Alternative Acquisition by any Person, other than Parent, (iii) enter into an agreement with any Person, other than Parent, providing for a possible Alternative Acquisition, or (iv) make or authorize any statement, recommendation or solicitation in support of any possible Alternative Acquisition by any Person, other than by Parent. Notwithstanding the foregoing, prior to the acceptance for payment of Shares pursuant to, and subject to the conditions of, the Offer the Board may, to the extent required by the fiduciary obligations of the Board, as determined in good faith by the Board (including a majority of the disinterested members thereof) after consultation with independent counsel, in response to a proposal for an Alternative Acquisition ("Alternative Acquisition Proposal") that the Board determines, in good faith after consultation with independent counsel and an independent financial advisor, is or is reasonably likely to result in a Superior Company Proposal (as defined below), that was not solicited by the Company and that did not otherwise result from a breach of the Company's obligations described above and subject to providing prior written notice of its decision to take such action to Parent, (x) furnish information with respect to the Company to the Person or group making such Alternative Acquisition Proposal and its representatives pursuant to a confidentiality agreement with terms not materially more favorable to the Person making the Alternative Acquisition Proposal than those applicable to Parent under the Letter Agreement dated May 12, 2000 between Bayer AG and the Company (except that such confidentiality agreement need not contain any standstill provisions) and (y) participate in discussions and negotiations with such Person or group and its representatives to the extent required by the fiduciary duties of the Board regarding such Alternative Acquisition Proposal. The Company will, and will cause its representatives to, cease immediately all discussions and negotiations regarding any proposal that constitutes, or may reasonably be expected to lead to, an Alternative Acquisition Proposal.

     Any violation of the restrictions described in this "Takeover Proposals" section by any director, officer or employee of the Company or any of its subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative of the Company or any of its subsidiaries shall be deemed to be a breach of the foregoing provisions of the Merger Agreement.

     "Person" means any corporation, individual, partnership, limited liability company, trust, other entity or group (as defined in the Exchange Act).

     "Superior Company Proposal" means any proposal made by a third party to acquire all or substantially all the equity securities or assets of the Company, or other transaction for the acquisition of all or substantially all the equity securities or assets of the Company through a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization, a sale or a joint venture, (i) that is not subject to a financing contingency,
(ii) that is on terms which the Board determines in its good faith judgment (after consultation with a financial advisor of nationally recognized reputation, with only customary qualifications, and independent legal counsel) to be superior for the holders of Shares, from a financial point of view, to the Offer and the Merger, taking into account all of the terms and conditions of such proposal and the Merger Agreement (including any proposal by Parent to amend the terms of the Merger Agreement, the Offer and the Merger) and (iii) that is reasonably likely to be consummated, taking into account all financial, regulatory, legal and other aspects of such proposal (including, without limitation, any antitrust or competition law approvals or non-objections).

     The Merger Agreement further provides that, except as described below, neither the Board nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Purchaser, the approval or recommendation by the Board or any such committee of the Merger Agreement, the Offer or the Merger, (ii) approve or cause or permit the Company to enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement constituting or relating to, or which is intended to or is reasonably likely to lead to any Alternative Acquisition Proposal,
(iii) approve or recommend, or propose to approve or recommend, any Alternative Acquisition Proposal or (iv) agree or resolve to take actions set forth in clauses (i), (ii) or (iii) of this sentence. Notwithstanding the foregoing, if, prior to the acceptance for payment of Shares pursuant to the Offer (the "Applicable Period"), the Board receives a Superior Company Proposal and the Board determines in good faith, after consultation with independent counsel, that it is necessary to do so in order to comply with its fiduciary obligations, the Board may, during the Applicable Period, in response to a Superior Company Proposal that was unsolicited and did not otherwise result from a breach of the Company's obligations described above, withdraw its approval or recommendation of the Offer, the Merger and the Merger Agreement and, in connection therewith, approve or recommend such Superior Company Proposal concurrently with a termination of this Agreement in accordance with paragraph (e)(iii) above under "Termination of the Merger Agreement".

     In addition to the obligations of the Company described in the preceding paragraphs in this "Takeover Proposals" section, the Merger Agreement provides that the Company will promptly, and in any event within 24 hours, advise Parent orally and in writing of any Alternative Acquisition Proposal or any inquiry with respect to or that could lead to any Alternative Acquisition Proposal, the identity of the person or group making any such Alternative Acquisition Proposal or inquiry and the material terms of any such Alternative Acquisition Proposal or inquiry. The Company has agreed to (i) keep Parent reasonably informed of the status, including any change to the details, of any such Alternative Acquisition Proposal or inquiry and (ii) provide Parent as soon as practicable after receipt or delivery thereof with copies of all material correspondence and other written material sent or provided to the Company from any third party in connection with any Alternative Acquisition Proposal or sent or provided by the Company to any third party in connection with any Alternative Acquisition Proposal.

     The Merger Agreement provides that the foregoing provisions will not prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any required disclosure to the Company's stockholders if, in the good faith judgment of the Board, after consultation with independent counsel, failure so to disclose could be inconsistent with its obligations under applicable law, provided, however, that except as set forth above under this "Takeover Proposals" section, neither the Board nor any committee thereof shall withdraw or modify, or propose to withdraw or modify its position with respect to the Merger Agreement, the Offer or the Merger or adopt, approve or recommend, or propose to adopt, approve or recommend any Alternative Acquisition Proposal.

     Fees and Expenses; Termination Fee. The Merger Agreement provides that except as set forth below, all costs and expenses incurred in connection with the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement shall be paid by the party incurring such costs or expenses.

     If Parent or Purchaser have terminated the Merger Agreement pursuant to the provisions described in clauses (d)(i), (d)(ii) or (d)(iv) above under "Termination of the Merger Agreement", then the Company shall promptly reimburse Parent for all documented out-of-pocket expenses of Parent and its subsidiaries, up to an amount of $1,000,000, incurred in connection with the transactions contemplated by the Merger Agreement (which $1,000,000 limit shall not apply in the event of any intentional or knowing breach by the Company of the Merger Agreement).

     If Parent or Purchaser have terminated the Merger Agreement pursuant to the provisions described in clause (d)(iii) above under "Termination of the Merger Agreement" or the Company has terminated the Merger Agreement pursuant to the provisions described in clause (e)(iii) above under "Termination of the Merger Agreement", then in any such case the Company will, simultaneously with or prior to such termination, pay Parent a termination fee of $12,000,000 (the "Termination Fee") and shall have no obligation to pay any amounts under the immediately preceding paragraph.

     If Parent or Purchaser have terminated the Merger Agreement pursuant to the provisions described in clauses (d)(i), (d)(ii) or (d)(iv) above under "Termination of the Merger Agreement" and within twelve months after such termination either (x) the Company enters into an agreement to merge with another entity or enters into an agreement pursuant to which more than fifty percent (50%) of the issued and outstanding Shares are acquired by another person or pursuant to which new voting securities are issued to another person or to the stockholders of another entity which will aggregate more than fifty percent (50%) of the outstanding voting securities of the Company after such issuance, (y) another person acquires more than fifty percent (50%) of the issued and outstanding Shares, or (z) the Company enters into an agreement with respect to, or consummates, an Alternative Acquisition (any agreement referred to in clause (x), (y) or (z) of this paragraph, an "Acquisition Agreement"), then in any such case the Company shall promptly, but in no event later than two business days after the date of any of the events in (x), (y) or (z), pay Parent the excess of the Termination Fee over any amounts paid to Parent pursuant to the second paragraph of this "Fees and Expenses; Termination Fee" section; provided, however, that if Parent or the Purchaser have terminated the Merger Agreement pursuant to paragraph (d)(i) under "Termination of the Merger Agreement", then the Company shall be obligated to make the payments provided by this paragraph only if the applicable consideration per Share payable in respect of the alternative transaction described above does not equal or exceed the Transaction Consideration (as defined in the Merger Agreement).

     Notwithstanding any other provision of the Merger Agreement, no fee or expense reimbursement shall be paid pursuant to any of the preceding paragraphs under this "Fees and Expenses; Termination Fee" section to any party who shall be in material breach of its obligations under the Merger Agreement (which breach has not been cured after notice and a reasonable opportunity to cure). For purposes of this paragraph, Parent and Purchaser shall be deemed a single party.

     Conduct of Business. The Merger Agreement provides that during the period from the date of the Merger Agreement to such time at which directors of the Company affiliated with or designated by Parent or Purchaser shall constitute a majority of the Board (such time, the "Board Transition Date"), the Company and its subsidiaries will each conduct its operations according to its ordinary and usual course of business, consistent with past practice; will use their reasonable efforts to preserve substantially intact the business organization of the Company and its subsidiaries, to maintain adequate insurance coverage, to keep available the services of their current officers and employees and to preserve the current relationships of the Company and its subsidiaries with customers, suppliers and other persons with which the Company or any of its subsidiaries has significant business relationships to the end that its goodwill and ongoing business shall not be impaired at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise contemplated by the Merger Agreement, neither the Company nor any of its subsidiaries will, prior to the Board Transition Date, without the prior written consent of Parent:

          (i) issue, sell or pledge, or authorize or propose the issuance, sale or pledge of (A) additional shares of capital stock of any class of the Company, any Voting Company Debt (as defined below) or other voting securities, or securities convertible into any such shares, or any rights, warrants or options to acquire any such shares or other convertible securities, other than such issuance of Shares pursuant to the exercise of Options (outstanding on the date of the Merger Agreement) in accordance with their terms as in effect on the date of the Merger Agreement, or, in accordance with the Rights Agreement, the Rights, or, in accordance with the Rights Agreement, Series A Junior Participating Preferred Shares pursuant to the exercise of the Rights, in each case outstanding on the date of the Merger Agreement, or (B) any other securities in respect of, in lieu of or in substitution for, Shares outstanding on the date of the Merger Agreement or "Voting Company Debt" (which shall mean any bond, debenture or indebtedness having the right to vote on matters on which the stockholders may vote),

          (ii) purchase or otherwise acquire, or propose to purchase or otherwise acquire, any outstanding Shares, except for Restricted Shares (as defined in the Merger Agreement) pursuant to the terms and conditions of the issuance of such Shares,

          (iii) declare, set aside or pay any dividend or distribution on any Shares,

          (iv) propose or adopt any amendments to its Restated Certificate of Incorporation or By-Laws,

          (v) sell, lease, license, encumber or otherwise dispose of (A) any equity securities of its subsidiaries, or (B) any other assets or property except in the ordinary course of business consistent with past practice,

          (vi) merge or consolidate with any other person, acquire any equity securities or any material amount of assets (other than purchases of inventory in the ordinary course of business consistent with past practice) of any other person or enter into any partnership or joint venture with any other person,

          (vii) sell, transfer, license, sublicense or otherwise dispose of any material intellectual property rights (other than in the ordinary course of business consistent with past practice) or amend or modify any existing agreements with respect to any material intellectual property rights or third party intellectual property rights,

          (viii) (A) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any other person other than for an amount not exceeding $5,000,000 in the aggregate, or make any loans, advances, or capital contributions to, or investments in, any other person,
     (B) enter into or amend any material contract or agreement other than in the ordinary course of business consistent with past practice, (C) authorize or make any capital expenditures or purchases of fixed assets that are not currently budgeted and that in the aggregate exceeds $2,000,000, (D) terminate any material contract (other than an expiration in accordance with the terms of such contract as in effect on the date of the Merger Agreement) to which the Company is a party or (E) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited hereunder,

          (ix) take any action, other than as required by GAAP, to change accounting policies or procedures or cash maintenance policies or procedures (including, without limitation, procedures with respect to revenue recognition, capitalization of development costs, payments of accounts payable and collection of accounts receivable),

          (x) make any tax election not required by law or inconsistent with past practice or settle or compromise any tax liability,

          (xi) pay, discharge, settle, or satisfy any lawsuits, claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice of liabilities reflected or reserved against on the Company's July 31, 2000 pro forma balance sheet or incurred in the ordinary course of business consistent with past practice or other payments, discharges or satisfactions which in the aggregate do not exceed $250,000 or waive the benefits of, or agree to modify in any manner, any confidentiality or standstill agreement,

          (xii) (A) grant to any employee, officer, director, consultant or independent contractor of the Company or any of its subsidiaries any increase in compensation or pay any bonus, other than in the ordinary course of business consistent with past practice to persons that are not directors or executive officers of the Company of any of its subsidiaries,
     (B) grant to any employee, officer, director, consultant or independent contractor of the Company or any of its subsidiaries any increase in severance or termination pay, (C) establish, adopt, enter into or amend any Company Benefit Agreement (as defined in the Merger Agreement), (D) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or Company Benefit Plan (as defined in the Merger Agreement) (except that the Company may enter into negotiations beginning November 1, 2000 and thereafter, subject to prior consultation with Parent, amend any collective bargaining agreement which would otherwise expire in accordance with its terms prior to January 1, 2001),
     (E) take any action to accelerate any rights or benefits, take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Agreement or Company Benefit Plan, or make any material determinations not in the ordinary course of business consistent with past practice, under any collective bargaining agreement or Company Benefit Plan or Company Benefit Agreement or (F) amend or modify or grant any option to purchase Shares granted under the Company Stock Plans, in each case above other than (i) changes that are required by applicable law or (ii) to satisfy obligations existing as of the date of the Merger Agreement or (iii) in connection with the hiring of new employees in the ordinary course of business consistent with past practice,

          (xiii) (A) take any action that (x) would make any representation and warranty of the Company hereunder that is qualified by materiality or Material Adverse Effect inaccurate in any respect at, or as of any time prior to, the Effective Time or (y) would make any representation or warranty of the Company hereunder that is not so qualified to be inaccurate in any material respect at, or as of any time prior to, the Effective Time or (B) omit to take any action reasonably necessary to prevent any such representation or warranty from being inaccurate in any respect or material respect, as the case may be, at any such time, or

          (xiv) agree in writing or otherwise to take any of the foregoing actions or any action which would prevent the conditions to Purchaser's obligation to purchase Shares under the Offer or Parent's and Purchaser's obligation to consummate the Merger from being satisfied.

     Board of Directors. The Merger Agreement provides that subject to the requirements of applicable law, promptly upon the purchase by Purchaser of Shares pursuant to and subject to the conditions of the Offer and from time to time thereafter, Purchaser shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board as will give Purchaser representation on the Board equal to the product of the number of directors on the Board, after giving effect to such representation, and the percentage that such number of Shares so purchased (or subsequently acquired by Purchaser or any of its subsidiaries or affiliates from time to time, in accordance with applicable law, in open market or privately negotiated transactions, at such price or prices as they may determine in their sole discretion) bears to the total number of issued and outstanding Shares, and promptly upon request by Purchaser, the Company shall either increase the size of the Board or secure the resignation of such number of directors as is necessary to enable Purchaser's designees to be elected to the Board and shall cause Purchaser's designees to be so elected. At such times the Company will use its reasonable efforts to cause individuals designated by Purchaser to constitute the same percentage as is on the Board of (i) each committee of the Board (other than any committee of the Board established to take action pursuant to the Merger Agreement), (ii) each board of directors of each subsidiary of the Company designated by Purchaser and (iii) each committee of each such board. Notwithstanding the foregoing, until the time Purchaser purchases Shares representing a majority of the Company's outstanding voting power on a fully diluted basis, the Company shall use its reasonable efforts to ensure that all of the members of the Board and such boards and committees as of the date of the Merger

Agreement who are not employees of the Company and who are not otherwise affiliated with Purchaser shall remain members of the Board and such boards and committees until the Effective Time.

     The Company's obligations to appoint designees to the Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions requested by Parent necessary to effect any such election, including all actions required under
Section 14(f) and Rule 14f-1 in order to fulfill its obligations described in this "Board of Directors" section. Parent or Purchaser will supply to the Company in writing and be solely responsible for any information with respect to any of them and their nominees, officers, directors and affiliates required by
Section 14(f) and Rule 14f-1 to be included in the information statement (the "information statement").

     Following the election or appointment of Purchaser's designees pursuant to the provisions of this section and prior to the Effective Time, any amendment of the Merger Agreement or any provisions of the Restated Certificate of Incorporations or By-Laws of the Company which directly or indirectly affects the consummation of the Merger or the terms or the timing thereof, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Purchaser or waiver of any of the Company's rights hereunder, will require the concurrence of a majority of the directors of the Company then in office who are not designated by Purchaser or otherwise affiliated with Purchaser (the "Independent Directors").

     Stock Options. The Merger Agreement provides that each option to purchase Shares granted under the Company Stock Plans (an "Option"), whether vested or unvested and whether or not presently exercisable, outstanding immediately prior to the acceptance for payment of Shares pursuant to the Offer, shall be cancelled immediately prior to the acceptance for payments of Shares pursuant to the Offer, and in consideration therefor the holder thereof shall be solely entitled to receive, and shall receive a cash payment from the Company in an amount equal to the product of (i) the excess, if any, of $35.00 per Share in cash or any higher price as shall be paid in respect of the Shares in the Offer over the exercise price per Share of the Option and (ii) the number of Shares covered by such Option (such payment, if any, to be net of applicable withholding and excise taxes). Such cash payment shall be paid at or as soon as practicable following the Effective Time. As of the Effective Time, all plans and agreements pursuant to which such Options were granted shall terminate and all rights under any provision of any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any of its subsidiaries, other than the right to receive cash payments under the Company's Executive Bonus Plan and Share Participation Plan (each as defined in the Merger Agreement) shall be terminated, and no person shall have any continuing rights thereunder. The Company shall take all action reasonable and necessary to effectuate the foregoing and to ensure that, after the Effective Time, no person shall have any right under any plan, program or arrangement with respect to equity securities of the Company or any subsidiary thereof, other than the right to receive cash payments under the Company's Executive Bonus Plan and Share Participation Plan.

     Benefits Matters. The Merger Agreement provides that following the Board Transition Date, Parent will cause the Company, continuing as the surviving corporation following the Merger (the "Surviving Corporation"), to comply with the applicable terms and provisions of the employment, retirement, termination, severance and similar agreements and arrangements with officers or other employees of the Company and its subsidiaries which are in effect as of the Board Transition Date.

     Parent agrees that for a period of twelve (12) months following the Board Transition Date, it will, or will cause the Surviving Corporation and its subsidiaries to, continue to maintain the employee benefit plans (other than equity or equity-based plans) for employees and former employees of the Company and its subsidiaries which are in effect as of the Board Transition Date, or other plans that, in the aggregate, provide benefits that are comparable in all material respects (other than equity or equity-based plans) to the benefits in effect as of the Board Transition Date with respect to such employees.

     Indemnification and Insurance. Notwithstanding the fact that the Restated Certificate of Incorporation and the By-laws of the Company will be the Certificate of Incorporation and By-laws of the Surviving Corporation until thereafter changed or amended as provided in the Merger Agreement or by law, Parent and Purchaser agree that all rights to indemnification existing in favor of, and all limitations on the personal liability of, each present and former director, officer, employee or agent of the Company or any of its subsidiaries or a director, officer, employee, agent or trustee of any employee benefit plan for employees of the Company or any of its subsidiaries, and each person who is or was then serving in any such capacity (or any person who is or was then serving any other corporation or entity in any such capacity at the request of the Company) (individually, an "Indemnified Party" and, collectively, the "Indemnified Parties") provided for in the Company's Restated Certificate of Incorporation or By-Laws or similar organizational documents for any Company subsidiary as in effect on the date of the Merger Agreement with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect for a period of not less than seven (7) years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim for indemnification for losses, damages or liabilities of any kind or nature incurred which is asserted or made within such period shall continue until the final disposition of such claim. Notwithstanding the foregoing, no party obligated to provide indemnification hereunder (the "Indemnifying Party") shall be obligated under this "Indemnification and Insurance" section to make any payments in respect of a settlement effected without its written consent (which consent shall not be unreasonably withheld).

     Prior to the Effective Date, the Company shall obtain from the Company's current carrier an extended reporting coverage endorsement to the Company's current Directors and Officers Liability policy, which endorsement shall cover claims emanating from occurrences prior to the Effective Time, and which shall extend coverage to all Indemnified Parties who are currently covered by the Company's Directors and Officers Liability policy. Parent and the Surviving Corporation shall cause such coverage endorsement to be maintained in effect for a period of seven (7) years after the Effective Date.

     The Indemnification and Insurance provisions described above shall survive the closing of the Offer and the Merger, are intended to benefit the Company, the Surviving Corporation and each of the Indemnified Parties (each of whom shall be entitled to enforce the "Indemnification and Insurance" provisions described above against Parent or the Surviving Corporation, as the case may be) and shall be binding on all successors and assigns of Parent and the Surviving Corporation.

     In the event the Surviving Corporation or Parent or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, assume the obligations described in this "Indemnification and Insurance" section.

     Reasonable Efforts; Notification. The Merger Agreement provides that subject to the terms and conditions provided therein, each of the parties thereto agrees promptly to effect all necessary filings under the HSR Act and use its reasonable efforts to secure all government clearances (whether United States, federal or state or foreign). Each of the parties thereto further agrees to use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all other things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Merger Agreement. In particular, Parent and the Company will use their respective reasonable efforts to obtain all other consents, authorizations, orders and approvals required in connection with, and waivers of any violations, breaches and defaults that may be caused by, the consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement, to obtain all necessary consents, approvals or waivers from third parties for the consummation of the transactions, and to execute and deliver any additional instruments necessary to consummate the transactions contemplated by the Merger Agreement and to fully carry out the purposes of the Merger Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of the Merger Agreement, the proper officers and directors of each party to the Merger Agreement shall take all such reasonably necessary action. Notwithstanding anything in this "Reasonable Efforts; Notification" section to the contrary, in no event shall Parent or Purchaser be required to agree to hold separate or divest any business or assets in order to satisfy their respective obligations described hereunder.

     The Company has agreed to give prompt notice to Parent, and Parent and Purchaser have agreed to give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event, the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in the Merger Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time, (ii) any material failure of the Company, Parent or Purchaser, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under the terms of the Merger Agreement, (iii) any notice or other communication from any third party alleging that the consent of such third party is required in connection with the transactions contemplated by the Merger Agreement, or
(iv) any Material Adverse Effect or material adverse effect on the financial condition, assets, liabilities, business or results of operations of Parent and its subsidiaries taken as a whole.

     The Company has agreed to confer on a regular and frequent basis with Parent with respect to the Company's and its subsidiaries' business and operations and other matters relevant to the Offer and the Merger, and each of Parent and the Company has agreed to promptly advise the other, orally and in writing, of any change or event, including, without limitation, any complaint, investigation or hearing by any governmental entity (or communication indicating the same may be contemplated) or the institution or threat of litigation, having, or which, insofar as can be reasonable foreseen, would have, a Material Adverse Effect or a material adverse effect on the financial condition, assets, liabilities, business or results of operations of Parent and its subsidiaries taken as a whole.

     Representations and Warranties. The Merger Agreement contains various customary representations and warranties, including representations relating to corporate existence and power; capitalization; corporate authorizations; subsidiaries; absence of certain changes; Commission filings; contracts; absence of undisclosed liabilities; government authorizations; title to property; litigation; compliance with laws; employment agreements; benefit plans; labor matters; environmental matters; taxes; intellectual property; accuracy of certain disclosures; and the opinion of the Company's financial advisor.

     Certain representations and warranties in the Merger Agreement made by the Company and Parent are qualified as to "materiality" or "material adverse effect". For purposes of the Merger Agreement and the Offer, the term "Material Adverse Effect" means any change, event, occurrence, state of facts or effect that is material and adverse to the condition (financial or otherwise), assets, business, operations, properties or results of operations of the Company and its subsidiaries taken as a whole (provided that no such change, event, occurrence, state of facts or effect shall be deemed to be a Material Adverse Effect unless, in aggregate with all other such changes, events, occurrences, state of facts or effects, there has been or could reasonably be expected to be liabilities, damages or other loss to the Company and its subsidiaries taken as a whole in excess of $4,200,000), or, could reasonably be expected to, directly or indirectly, prevent or materially impede or delay the consummation of the Offer, the Merger or the other material transactions contemplated by the Merger Agreement, except for any change, event, occurrence, state of facts or effect relating to (i) the identity of Parent or the Purchaser, or (ii) past, existing or prospective general economic or regulatory conditions affecting at any time the Company or any of its subsidiaries or the industry or industries in which any of them operate.

     Procedure for Amendment, Extension or Waiver. The Merger Agreement may be amended by action taken by or on behalf of the Boards of Directors of the Company (excluding any representative of Parent or any subsidiary of Parent), Parent and the Purchaser at any time before or after adoption of the Merger Agreement by the stockholders of the Company but, after any such adoption, no amendment shall be made which by law requires the further approval by such stockholders without such further approval. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.

     Subject to provisions of Section 1.01 of the Merger Agreement, at any time prior to the Effective Time, the parties hereto, by action taken by or on behalf of the respective Boards of Directors of the Company (excluding any representative of Parent or any subsidiary of Parent), Parent and the Purchaser, may (i) extend the time for the performance of any of the obligations or other acts of any other applicable party to the Merger Agreement, (ii) waive any inaccuracies in the representations and warranties contained in the Merger Agreement by any other applicable party or in any document, certificate or writing delivered pursuant to the Merger Agreement by any other applicable party or (iii) subject to applicable law, waive compliance with any of the agreements of any other applicable party or with any conditions to its own obligations. Any agreement on the part of any other applicable party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

     The foregoing summary of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as Exhibit (d)(1) to the Schedule TO. The Merger Agreement should be read in its entirety for a more complete description of the matters summarized above.

  The Stockholder Agreement

     Tender Offer.  The Stockholder Agreement provides that with respect to the
Offer: (a) promptly, and in no event later than the tenth business day following the commencement of the Offer or, if later, the third business day following receipt of the applicable Offer Documents (as defined in the Merger Agreement), each stockholder of the Company party thereto (each, a "Stockholder" and collectively, the "Stockholders") shall tender to the Depositary (i) a Letter of Transmittal with respect to the Initial Stockholder Shares (as defined in the Stockholder Agreement) and all other Shares acquired by such Stockholder in any capacity after the date of the Stockholder Agreement and prior to the termination of the Stockholder Agreement in accordance with its terms whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution or otherwise (collectively, including the Initial Stockholder Shares, the "Stockholder Shares" of such Stockholder), complying with the terms of this Offer to Purchase, (ii) the certificates representing the Stockholder Shares of such Stockholder, and (iii) all other documents or instruments required to be delivered pursuant to the terms of this Offer to Purchase;

     (b) each Stockholder shall not, subject to applicable law, withdraw the tender of its Stockholder Shares effected in accordance with foregoing paragraph
(a); provided, however, that such Stockholder may decline to tender, or may withdraw, any and all of the Stockholder Shares if, without the prior consent of such Stockholder, Purchaser amends the Offer to (i) reduce the Transaction Consideration (as defined in the Merger Agreement) to less than $35.00 per share, net to the sellers in cash (the "Initial Transaction Consideration"),
(ii) reduce the number of Shares subject to the Offer, (iii) change the form of consideration payable in the Offer or (iv) amend or modify any term or condition of the Offer in a manner adverse to the stockholders of the Company (other than insignificant changes or amendments or other than to waive any condition other than the Minimum Condition). Each Stockholder shall give Purchaser at least two business days' prior notice of any withdrawal of its Stockholder Shares pursuant to the immediately preceding proviso; and

     (c) Purchaser and Parent may allow the Offer to expire without accepting for payment or paying for any Stockholder Shares, on the terms and conditions set forth in this Offer to Purchase. If all Stockholder Shares validly tendered and not withdrawn are not accepted for payment and paid for in accordance with the terms of this Offer to Purchase, they shall be returned to the Stockholders, whereupon they shall continue to be held by the Stockholders subject to the terms and conditions of the Stockholder Agreement.

     Consent and Voting. The Stockholder Agreement provides that each Stockholder revokes any and all previous proxies granted with respect to its Stockholder Shares. By entering into the Stockholder Agreement, each Stockholder consents to the Merger Agreement and the transactions contemplated thereby, including the Merger. So long as the Stockholder Agreement is in effect and has not been terminated, each Stockholder agrees (i) to vote all Stockholder Shares acquired by each Stockholder in favor of adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated thereby and (ii) to vote all Stockholder Shares acquired by such Stockholder against (a) any Alternative Acquisition and against any Alternative Acquisition Proposal, (b) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company, and (c) any amendment to the Company's certificate of incorporation or the Company's by-laws or other proposal or transaction involving the Company or any subsidiary of the Company, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify any provision of the Merger Agreement, the Offer, the Merger or any other transaction contemplated thereby or change in any manner the voting rights of any class of the Company's capital stock. No Stockholder shall commit or agree to take any action inconsistent with the foregoing.

     In order to fully implement the agreement of each Stockholder set forth in the preceding paragraphs, each Stockholder has irrevocably appointed Parent, with full power of substitution (Parent and its substitutes being referred to in this "Stockholder Agreement" section as the "Proxy"), as the true and lawful attorney and proxy of such Stockholder to vote all Stockholder Shares of such Stockholder on matters as to which such Stockholder is entitled to vote at a meeting of the stockholders of the Company or to which such Stockholder is entitled to express consent or dissent to corporate action in writing without a meeting of stockholders, in the Proxy's absolute, sole and binding discretion, on the matters specified in the preceding paragraphs. Each Stockholder agrees that the Proxy may, in such Stockholder's name and stead, (i) attend any annual or special meeting of the stockholders of the Company and vote all Stockholder Shares of such Stockholder at any such annual or special meeting as to the matters specified in the preceding paragraph, and (ii) execute with respect to all Stockholder Shares of such Stockholder any written consent to, or dissent from, corporate action respecting any matter specified in the preceding paragraph above. Such Stockholder agrees to refrain from (A) voting the Stockholder Shares of such Stockholder at any annual or special meeting of the stockholders of the Company in any manner inconsistent with the terms of the Stockholders Agreement, (B) executing any written consent in lieu of a meeting of the stockholders of the Company in any manner inconsistent with the terms of the Stockholder Agreement, and (C) granting any proxy or authorization to any person with respect to the voting of the Stockholder Shares of such Stockholder, except pursuant to the Stockholder Agreement, or taking any action contrary to or in any manner inconsistent with the terms of the Stockholder Agreement. Each Stockholder has agreed to waive, and has agreed not to exercise or assert, any appraisal rights under Section 262 of the DGCL in connection with the Merger. Each Stockholder has agreed that the grant of proxy and appointment of attorney is irrevocable and coupled with an interest and agrees that the person designated as Proxy may at any time name any other person as its substituted Proxy to act, either as to a specific matter or as to all matters.

     The Stockholder Agreement further provides that until such agreement is terminated, each Stockholder shall not directly or indirectly (i) offer to sell, sell short, transfer (including gift), assign, pledge or otherwise dispose of or transfer (including by merger, testamentary disposition, interspousal disposition pursuant to a domestic relations proceeding or otherwise or otherwise by operation of law) (each, a "Transfer") any interest in, or encumber with any lien, restriction or security interest, other than restrictions under applicable securities laws, any of the Stockholder Shares of such Stockholder,
(ii) enter into any contract, option, put, call, "collar" or other agreement or understanding with respect to any Transfer of any or all of the Stockholder Shares of such Stockholder or any interest therein; (iii) deposit the Stockholder Shares of such Stockholder into a voting trust or enter into a voting agreement or arrangement with respect thereto; or (iv) take any other action with respect to the Stockholder Shares of such Stockholder that would in any way restrict, limit or interfere with the performance of its obligations under the Stockholder Agreement.

     Additional Agreements. Pursuant to the terms of the Stockholder Agreement, each Stockholder has covenanted and agreed that:

          (a) from the date of the Stockholder Agreement until the earlier of the Effective Time and the termination of the Stockholder Agreement in accordance with its terms, such Stockholder shall not (and will not permit any of its officers, directors, agents or affiliates to) directly or indirectly (i) solicit, engage in discussions or negotiate with any person (whether such discussions or negotiations are initiated by such Stockholder, the Company or otherwise) or take any other action intended or designed to facilitate the efforts of any person (other than Parent) relating to any Alternative Acquisition, (ii) provide information with respect to the Company to any person, other than Parent, relating to a possible Alternative Acquisition by any person, other than Parent, or (iii) enter into an agreement with any person, other than Parent, relating to a possible Alternative Acquisition. Each Stockholder has agreed to promptly advise Parent orally and in writing of any Alternative Acquisition Proposal or inquiry made to such Stockholder with respect to or that could lead to any Alternative Acquisition Proposal, the identity of the person making such Alternative Acquisition Proposal and the material terms of any such Alternative Acquisition Proposal or inquiry; and

          (b) in the event of any change in the Company's capital stock by reason of stock dividends, stock splits, mergers, consolidations, recapitalization, combinations, conversions, exchanges of shares, extraordinary or liquidating dividends, or other changes in the corporate or capital structure of the Company which would have the effect of diluting or changing Parent and Purchaser's rights thereunder, the number and kind of shares or securities subject to the Stockholder Agreement and the price set forth therein at which the Stockholder Shares may be purchased from such Stockholder pursuant to the Offer shall be appropriately and equitably adjusted so that Parent and Purchaser shall receive pursuant to the Offer the number and class of shares or other securities or property that Parent or Purchaser, as the case may be, would have received in respect of the Stockholder Shares of such Stockholder purchasable pursuant to the Offer if such purchase had occurred immediately prior to such event.

     Profit Sharing. (i)(A) If the Merger Agreement is terminated under any of the circumstances described in the third and fourth paragraphs under "Fees and Expenses; Termination Fee" under which the Company is or becomes required to pay the Termination Fee and an Alternative Acquisition is consummated, each of Richard M. Klein and 399 Venture Partners, Inc. (the "Principal Stockholders") shall pay to Parent an amount equal to 50% of all profit (determined in accordance with clause (B) below) in respect of the number of Stockholder Shares owned of record or beneficially by such Principal Stockholder on the date of consummation of such Alternative Acquisition (such shares, the "Applicable Shares") associated with the consummation of such Alternative Acquisition.

          (B) The profit associated with the consummation of such Alternative Acquisition shall equal (x) the aggregate consideration paid (which for purposes of the Stockholder Agreement shall include any residual interest in the Company retained immediately following consummation of such Alternative Acquisition) in respect of the number of Stockholder Shares of such Principal Stockholder as a result of the consummation of such Alternative Acquisition, valuing any noncash consideration (which for purposes of the Stockholder Agreement shall include any residual interest in the Company retained immediately following consummation of such Alternative Acquisition) at its fair market value on the date of such consummation, less (y) the product obtained by multiplying $35.00 by the number of Stockholder Shares of such Principal Stockholder.

          (ii) For purposes of the Stockholder Agreement, the fair market value of any noncash consideration consisting of:

             (A) securities listed on a national securities exchange or traded on the NASDAQ shall be equal to the average closing price per share of such security as reported on such exchange or NASDAQ for the 5 trading days prior to the date of determination; and

             (B) consideration which is other than securities of the form specified in clause (A) above shall be determined by a nationally recognized independent investment banking firm mutually selected, within three business days after the event requiring selection of such investment banking firm, by Parent and the Representative (as defined in clause (iv) below), which determination shall be made by such investment banking firm within 15 business days after the date of such event; provided, however, that if Parent and the Representative do not agree within three business days after the date of such event as to the selection of an investment banking firm, then, by the end of the fifth business day after the date of such event, each of Parent, on the one hand, and the Representative, on the other hand, shall select an investment banking firm, which two investment banking firms shall jointly make such determination within 20 business days after the date of such event, or, if such two investment banking firms are unable to agree on such determination, the two investment banking firms shall, by the end of the 20th business day after the date of such event, select a third investment banking firm and notify such third investment banking firm in writing (with a copy to Parent and the Representative) of their respective determinations of the fair market value of such noncash consideration, following which such third investment banking firm shall, within 15 business days after the date of its selection, notify Parent and the Representative in writing of its selection of one or the other of the two original determinations of the fair market value of such noncash consideration; provided further, that the reasonable and customary fees and expenses of all such investment banking firms shall be borne equally by Parent, on the one hand, and the Stockholders, on the other hand. The determination of the investment banking firm shall be binding upon the parties.

          (iii) Any such payment to be made by a Principal Stockholder pursuant to paragraph (i) above shall be made as follows: (A) with respect to any Stockholder Shares held of record or beneficially by such Principal Stockholder at the time the Alternative Acquisition is consummated (x) if the consideration paid in the Alternative Acquisition is all cash, such payment shall be made in cash within three business days following receipt by such Principal Stockholder of such consideration by wire transfer of same day funds to an account designated by Parent, (y) if such consideration is all noncash consideration, such payment shall be made through a transfer of such noncash consideration to Parent, suitably endorsed for transfer (with the method and timing of such transfer to be reasonably determined by Parent), or (z) if such consideration is part cash and part noncash consideration, such payment shall be made in cash (in the manner set forth in clause (x) above) and in such noncash consideration (in the manner set forth in clause (y) above) in the same proportion as such consideration is payable to such Principal Stockholder in accordance with the terms of the Alternative Acquisition, and (B) with respect to all other Stockholder Shares, such payment shall be made in cash within three business days following the consummation of such Alternate Acquisition or, if a payment is to be made in accordance with clause (A) of this clause
     (iii), at the time of such payment, in either case by wire transfer of same day funds to an account designated by Parent.

          (iv) (A) Each Principal Stockholder has irrevocably constituted and appointed Richard M. Klein (the "Representative"), as such Principal Stockholder's true and lawful agent and attorney-in-fact, to enter into any agreement in connection with the transactions contemplated under this "Profit Sharing" section, to exercise all or any of the powers, authority and discretion conferred on such Principal Stockholder under this "Profit Sharing" section, to give and receive notices on such Principal Stockholder's behalf and to represent such Principal Stockholder with respect to any matter, suit, claim, action or proceeding arising with respect to any transaction contemplated by this "Profit Sharing" section, and the Representative has agreed to act as, and to undertake the duties and responsibilities of, such agent and attorney-in-fact. Each Principal Stockholder has agreed to ratify and confirm, any action taken by the Representative in the exercise of the agency and power of attorney granted to the Representative and described in this paragraph (iv), which agency and power of attorney, being coupled with an interest, is irrevocable and a durable agency and power of attorney and shall survive the death, incapacity or incompetence of such Principal Stockholder.

          (B) Each Principal Stockholder has agreed and acknowledged that the Representative shall represent and bind all the Principal Stockholders and that Parent shall be entitled to rely exclusively on the Representative for all purposes specified in the Stockholder Agreement in connection with this "Profit Sharing" section, and that no suit, action, proceeding or claim may be brought against Parent or any of its affiliates by any Principal Stockholder with respect to any matter herein that is to be effected by the Representative.

     Termination. The Stockholder Agreement terminates upon the earlier of (i) the Effective Time and (ii) the termination of the Merger Agreement in accordance with its terms; provided, however, that if the Merger Agreement is terminated under any of the circumstances described in the third and fourth paragraphs under "Fees and Expenses; Termination Fee" above, the provisions of the "Profit Sharing" section shall continue in full force and effect during the 12 month period described in the fourth paragraph under "Fees and Expenses; Termination Fee"; provided further, however, that if the Company or any of its subsidiaries enters into an Acquisition Agreement relating to, but does not consummate, any Alternative Acquisition prior to the end of such 12 month period, the provisions of the "Profit Sharing" section shall continue in full force and effect until such Alternative Acquisition is consummated or such Acquisition Agreement is terminated and such Alternative Acquisition is not consummated. No termination of the Stockholder Agreement shall relieve any party to the Stockholder Agreement from any liability from any breach of any provision of the Stockholder Agreement prior to termination.

     The foregoing summary of the Stockholder Agreement is qualified in its entirety by reference to the Stockholder Agreement, a copy of which is filed as Exhibit (d)(2) to the Schedule TO. The Stockholder Agreement should be read in its entirety for a more complete description of the matters summarized above.

  The Confidentiality Agreement

     Pursuant to the Letter Agreement, dated as of May 12, 2000, between J.P. Morgan Securities Inc., as agent for the Company, and Bayer AG (the "Letter Agreement"), the Company and Parent agreed to keep confidential certain information provided by the Company or its representatives. The Letter Agreement also contains customary standstill provisions. The Merger Agreement provides that certain information exchanged pursuant to Section 6.03 of the Merger Agreement concerning "Access to Information" shall be subject to the Letter Agreement.

  The Rights Agreement

     The Board has agreed to take all action requested by Parent in order to render the Rights inapplicable to the Offer, the Merger and the other transactions contemplated by the Merger Agreement and the Stockholder Agreement. Except as provided in writing by Parent, the Company has agreed that the Board will not (i) amend the Rights Agreement, (ii) redeem the Rights or (iii) take any action with respect to, or make any determination under, the Rights Agreement.

  Plans for the Company

     If a majority of the outstanding Shares are purchased by the Purchaser pursuant to the Offer, Parent may designate its representatives as a majority of the Company's Board of Directors. Following completion of the Offer and the Merger, Parent intends to integrate the Company's operations with those of Parent under the direction of Parent's management and initially operate the Company as a wholly owned subsidiary. Parent's principal reason for acquiring the Company is the strategic fit of the Company's operations with Parent's operations. Parent intends to continue to review the Company and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel with a joint integration team and to consider, subject to the terms of the Merger Agreement, this team's recommendations. Parent intends to evaluate proposed changes, if any, that would be desirable in light of the circumstances then existing, and reserves the right to take such actions or effect such changes as it deems desirable. Such changes could include changes in the Company's corporate structure, operational headquarters, capitalization, management or dividend policy as well as integration of the Company or parts thereof with other related businesses of Parent.

  Appraisal Rights

     The holders of Shares do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, holders of Shares at the Effective Time will have certain rights pursuant to the provisions of Section 262 of the DGCL ("Section 262") to demand appraisal of their Shares. Under Section 262, stockholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with a fair rate of interest, if any. Any such judicial determination of the fair value of Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Merger or the market value of the Shares. The value so determined could be more or less than the price per Share to be paid in the Merger.

     The foregoing summary of Section 262 does not purport to be complete and is qualified in its entirety by reference to Section 262. FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

  Going-Private Transactions

     The Commission has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain "going private" transactions. The Purchaser does not believe that Rule 13e-3 will be applicable to the Merger unless the Merger is consummated more than one year after the termination of the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the Merger and the consideration offered to minority stockholders in the Merger be filed with the Commission and disclosed to stockholders prior to the consummation of the Merger.

13. DIVIDENDS AND DISTRIBUTIONS

     As discussed in Section 12, the Merger Agreement provides that from the date of the Merger Agreement to the Board Transition Date, without the prior approval of Parent, neither the Company nor any of its subsidiaries may declare, set aside or pay any dividends or distribution on any Shares.

14. CERTAIN CONDITIONS OF THE OFFER

     The Merger Agreement provides that the Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-l(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer unless (i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares (including the associated Rights), which when added to the Shares then beneficially owned by Purchaser would satisfy the "Minimum Condition", and (ii) the waiting period under the HSR Act and any other similar and necessary foreign approvals or waiting periods applicable to the purchase of Shares pursuant to the Offer have expired or been terminated and all regulatory approvals required to consummate the Offer and the Merger have been obtained and remain in full force and effect. Furthermore, notwithstanding any other provisions of the Offer or the Merger Agreement, Purchaser will not be required to accept for payment or, subject as aforesaid, to pay for any Shares if, at any time on or after the date of the Merger Agreement and before the acceptance of such Shares for payment or the payment therefor, any of the following conditions exists:

          (a) there shall be pending or threatened any suit, action or proceeding by any governmental authority or agency (whether United States, federal or state, or foreign) that has reasonable likelihood of success which seeks to (i) prohibit the making or consummation of the Offer or the consummation of the Merger, (ii) restrain or prohibit the performance of the Merger Agreement or obtain from the Company, Parent or Purchaser any damages that are material in relation to the Company and its subsidiaries taken as whole, (iii) prohibit or limit the ownership or operation by the Company, Parent or any of their respective subsidiaries of any portion of the business or assets of the Company, Parent or any of their respective subsidiaries, or to compel the Company, Parent or any of their respective subsidiaries to dispose of or hold separate any portion of the business or assets of the Company, Parent or any of their respective subsidiaries, as a result of the Offer, the Merger or any other transaction contemplated by the Merger Agreement, (iv) impose limitations on the ability of Parent or Purchaser to acquire or hold, or exercise full rights of ownership of, any Shares, including the right to vote the Company's common stock purchased by it on all matters properly presented to the stockholders of the Company, or
     (v) prohibit Parent or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company and its subsidiaries; or

          (b) there is in effect any statute, rule or regulation enacted or promulgated or any order, decree or injunction (whether preliminary, final or appealable) issued by a court or governmental authority of competent jurisdiction (whether United States, federal or state, or foreign) that has a substantial likelihood of resulting, directly or indirectly, in any of the consequences referred to in paragraph (a) above or prohibits the consummation of the Offer or the consummation of the Merger or requires Parent or Purchaser to hold separate any material portion of the stock or assets of the Company or its subsidiaries; or

          (c) there shall have been any statute, rule or regulation enacted or promulgated which prohibits the consummation of the Offer or the Merger; or

          (d) there shall have occurred: (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States or Germany, or (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or Germany; or

          (e) any representation or warranty made by the Company in the Merger Agreement that is qualified as to materiality shall not be true and correct or any such representation and warranty that is not so qualified shall not be true and correct in any material respect, as of the date of the Merger Agreement and as of such time, except to the extent such representation and warranty expressly relates to any earlier date (in which case on and as of such earlier date), other than for such failures to be true and correct that, individually or in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect; or

          (f) there shall have been a breach in any material respect by the Company of any of its covenants or agreements (other than those required under "Takeover Proposals" and "The Rights Agreement" in Section 12) or there shall have been a breach by the Company of any of its covenants or agreements contained under "Takeover Proposals" and "The Rights Agreement" in Section 12; or

          (g) except as set forth in the Company's disclosure schedule or in the Company documents filed with the SEC pursuant to all applicable requirements of the Securities Act of 1933 (the "Securities Act") and the Exchange Act, since the date of the Merger Agreement, there shall have been any state of facts, change, development, effect, event, condition or occurrence that, individually or in the aggregate, constitutes or could reasonably be expected to have a Material Adverse Effect; or

          (h) the Merger Agreement shall have been terminated in accordance with its terms; or

          (i) the Company's Board of Directors shall have withdrawn or modified (including by amendment of the Schedule 14D-9) its approval or recommendation of the Offer, the Merger Agreement or the Merger, shall have failed to recommend to the stockholders that they approve the Offer, shall have recommended to the Company's stockholders another offer or shall have adopted any resolution to effect any of the foregoing; or

          (j) any Person (other than Parent or any of its subsidiaries) acquires beneficial ownership (as defined in Rule 13d-3 promulgated under the Exchange Act), of at least 25% of the outstanding voting securities of the Company or is granted any option or right to acquire at least 25% of such voting securities or, in either case, such lesser percentage resulting in a Triggering Event (as defined in the Rights Agreement) (other than an inadvertent Triggering Event which has been promptly cured) under the Rights Agreement (as used in this Section 14, "Person" shall include any corporation, individual, partnership, limited liability company, trust, other entity or group (as defined in the Exchange Act), other than Parent or any of its affiliates (as defined in the Exchange Act)); or

          (k) any of the Stockholders shall have failed to enter into the Stockholder Agreement or shall have materially breached their obligations under the terms of such agreement;

which, in any such case, and regardless of the circumstances giving rise to any such condition, make it inadvisable, in the sole and absolute discretion of Parent and the Purchaser, to proceed with such acceptance for payment or payment.

     The foregoing conditions are for the sole benefit of Parent and the Purchaser and, subject to Section 1.01(a) of the Merger Agreement related to the Offer, may be asserted by Parent or the Purchaser regardless of the circumstances giving rise to such condition or may be waived (except for the Minimum Condition) by Parent or the Purchaser in whole or in part at any time and from time to time in its sole discretion, subject in each case to the terms of the Merger Agreement. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right and may be asserted at any time and from time to time.

15. CERTAIN LEGAL MATTERS

     Except as described in this Section 15, based on a review of publicly available filings made by the Company with the Commission and other publicly available information concerning the Company and discussions of representatives of Parent with representatives of the Company, none of the Purchaser, Parent or the Company is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the Purchaser's acquisition of Shares (and the indirect acquisition of the stock of the Company's subsidiaries) as contemplated herein or of any approval or other action by any governmental entity that would be required or desirable for the acquisition or ownership of Shares by the Purchaser as contemplated herein. Should any such approval or other action be required or desirable, Parent and the Purchaser currently contemplate that such approval or other action will be sought, except as described below under "State Takeover Laws". While (except as otherwise expressly described in this Section 15) the Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of if such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could, subject to the terms and conditions of the Merger Agreement, decline to accept for payment or pay for any Shares tendered. See
Section 14 for a description of certain conditions to the Offer.

     State Takeover Laws. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, stockholders, executive offices or places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS Corp.
v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions. Subsequently, a number of U.S. federal courts ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside the state of enactment.

     Section 203 of the DGCL, in general, prohibits a Delaware corporation such as the Company from engaging in a "business combination" (defined as a variety of transactions, including mergers) with an "interested stockholder" (defined generally as a person that is the beneficial owner of 15% or more of a corporation's outstanding voting stock) for a period of three years following the time that such person became an interested stockholder unless, among other things, prior to the time such person became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder. The Board has approved the Merger Agreement, the Stockholder Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement and by the Stockholder Agreement for purposes of Section 203 of the DGCL. Therefore, the restrictions on business combinations set forth in
Section 203 of the DGCL are inapplicable to the Offer and the Merger.

     Based on information supplied by the Company, the Purchaser does not believe that any other state takeover statutes or similar laws purport to apply to the Offer or the Merger. Neither the Purchaser nor Parent has currently complied with any state takeover statute or regulation. The Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the

Merger, the Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, the Purchaser may not be obligated to accept payment or pay for any Shares tendered pursuant to the Offer. See Section 14.

  Antitrust

     United States Antitrust Law. Under the provisions of the HSR Act applicable to the Offer, the acquisition of Shares under the Offer may be consummated after the expiration of a 15-calendar day waiting period commenced by the filing by Parent of a Notification and Report Form with respect to the Offer, unless Parent receives a request for additional information or documentary material from the Antitrust Division of the Department of Justice (the "Antitrust Division") or the Federal Trade Commission (the "FTC") or unless early termination of the waiting period is granted. Parent is in the process of preparing such filing. If, within the initial 15-day waiting period, either the Antitrust Division or the FTC requests additional information from Parent concerning the Offer, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Parent and the Company with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Parent. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. Expiration or termination of the applicable waiting period under the HSR Act is a condition to the Purchaser's obligation to accept for payment and pay for Shares tendered pursuant to the Offer.

     The Merger will not require an additional filing under the HSR Act if the Purchaser owns 50% or more of the outstanding Shares at the time of the Merger or if the Merger occurs within one year after the HSR Act waiting period applicable to the Offer expires or is terminated.

     The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser's proposed acquisition of the Company. At any time before or after the Purchaser's acquisition of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or seeking the divestiture of Shares acquired by the Purchaser or the divestiture of substantial assets of the Company or its subsidiaries or Parent or its subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, of the result thereof.

     German Antitrust Law.  Under the Act against Restrictions of Competition
(ARC) a merger has to be notified to the Federal Cartel Office (Bundeskartellamt, FCO) prior to its completion if certain jurisdictional thresholds are met. The FCO is responsible for the enforcement of German merger control provisions at the national level. In addition to the pre-merger notification, the completion of a merger must also be notified to the FCO (post-completion notice). Transactions which are deemed to be concentrations subject to merger control are set-out in a comprehensive list in the ARC. If a concentration is subject to German merger control a pre-merger notification is mandatory. A specific deadline for such notification, however, is not provided for by statutory provisions. Since transactions subject to the merger regime must not be completed before clearance by the FCO, the notification must be filed well in advance of the proposed completion date.

     After receipt of a complete notification, the FCO must decide within one month from filing (first stage) whether to clear the merger or to initiate further investigations (second stage). Second stage proceedings have to be finished by way of a formal decision of the FCO to the effect that the concentration is prohibited or cleared within a period of four months from the date of notification, which period, in borderline cases, can be further extended with the consent of the notifying parties. If the information provided for in the notification is sufficient and the transaction does not raise any substantive competition concerns, the FCO will generally issue a clearance letter within the first stage investigation period, which as an informal decision is not subject to appeal. In general, the FCO will prohibit a concentration which is expected to create or strengthen a dominant position unless the participating undertakings prove that a concentration will also lead to improvements in the conditions of competition, and that these improvements will outweigh the disadvantages of dominance.

     Other Foreign Laws. The Company and Parent and certain of their respective subsidiaries conduct business in several foreign countries where regulatory filings or approvals may be required or desirable in connection with the consummation of the Offer. Certain of such filings or approvals, if required or desirable, may not be made or obtained prior to the expiration of the Offer. The Purchaser and the Company are analyzing the applicability of any such laws and currently intend to take such action as may be required or desirable. If any foreign governmental entity takes any action prior to the completion of the Offer that might have certain adverse effects, the Purchaser will not be obligated to accept for payment or pay for any Shares tendered. See Section 14.

16. FEES AND EXPENSES

     ING Barings LLC is acting as Dealer Manager for the Offer and is providing certain financial advisory services to Parent and the Purchaser in connection with the Offer, for which services ING Barings LLC will receive customary compensation. Parent also has agreed to reimburse ING Barings LLC for reasonable travel and other out-of-pocket expenses, including reasonable fees and expenses of its legal counsel, and to indemnify ING Barings LLC and certain related parties against certain liabilities, including liabilities under the federal securities laws, arising out of its engagement. In the ordinary course of business, ING Barings LLC and its affiliates may actively trade or hold the securities of the Company for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     Parent and the Purchaser have retained Morrow & Co., Inc. to act as the Information Agent and EquiServe Trust Company, N.A. to serve as the Depositary in connection with the Offer. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities and expenses under the federal securities laws.

     Neither the Purchaser nor Parent will pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, banks, and trust companies will be reimbursed by the Purchaser upon request for customary mailing and handling expenses incurred by them in forwarding material to their customers.

17. MISCELLANEOUS

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. Neither the Purchaser nor Parent is aware of any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. To the extent the Purchaser or Parent becomes aware of any state law that would limit the class of offerees in the Offer, the Purchaser will amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to holders of Shares prior to the expiration of the Offer. In any jurisdiction the securities, blue sky or other laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR PARENT NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     Parent and the Purchaser have filed with the Commission the Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company has filed the Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits, setting forth its recommendation with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the manner set forth in
Section 8 (except that such material will not be available at the regional offices of the Commission).

                                          PROJECT TOLEDO ACQUISITION CORP.

September 8, 2000

                                                                      SCHEDULE I

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                       BAYER AG, PARENT AND THE PURCHASER

     1. DIRECTORS AND EXECUTIVE OFFICERS OF BAYER AG. The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of Bayer AG are set forth below. Unless otherwise indicated, the business address of each such director or executive officer is Bayer Aktiengesellschaft, D-51368 Leverkusen, Federal Republic of Germany. All the directors and executive officers listed below are citizens of the Federal Republic of Germany, except for Dr. Pol Bamelis and Dr. Andre Leysen, who are citizens of Belgium, and Loedewijk van Wachem, who is a citizen of The Netherlands.

                                               PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME AND BUSINESS ADDRESS                   MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
-------------------------                   --------------------------------------------------
Dr. Manfred Schneider.....................  Chairman, Board of Management.
Dr. Pol Bamelis...........................  Member, Board of Management.
Dr. Attila Molnar.........................  Member, Board of Management (since April 1999);
                                            Chairman, Board of Directors, Bayer Corporation
                                            (since May 2000); Head of Business Group, Basic &
                                            Fine Chemicals, Bayer AG (from April 1996 to April
                                            1999); Head of Production, Business Group Coatings
                                            & Colorants, Bayer AG (until April 1996).
Dr. Frank-Joachim Morich..................  Member, Board of Management (since May 2000);
                                            Member, Board of Directors, Bayer Corporation
                                            (since May 2000); Head of Business Group, Consumer
                                            Care, Bayer AG (from February 1998 to April 2000);
                                            Head of Product Development, Business Group
                                            Pharmaceuticals, Bayer AG (from January 1995 to
                                            January 1998).
Dr. Udo Oels..............................  Member, Board of Management (since February 1996);
                                            Head of Business Group, Organic Chemicals, Bayer
                                            AG (until January 1996).
Werner Spinner............................  Member, Board of Management (since February 1998);
                                            Head of Business Group, Consumer Care, Bayer AG
                                            (until February 1998).
Werner Wenning............................  Member, Board of Management (since February 1997);
                                            Member, Board of Directors of Bayer Corporation
                                            (since July 1997); Head of Corporate Planning and
                                            Controlling, Bayer AG (from April 1996 to January
                                            1997); Vice-Chairman of the Board of Directors and
                                            General Manager, Bayer Hispania Industrial, S.A.,
                                            Barcelona/Spain (until March 1996).
Dr. Gottfried O. Zaby.....................  Member, Board of Management (since May 2000); Head of Business Group Plastics, Bayer AG (from July
                                            1997 to April 2000); Head of Production and
                                            Technology, Business Group Plastics, Bayer AG
                                            (from September 1996 to June 1997); Head of
                                            Research and Development, Business Group Plastics,
                                            Bayer AG (until August 1996).

                                               PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME AND BUSINESS ADDRESS                   MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
-------------------------                   --------------------------------------------------
Hermann-Josef Strenger....................  Chairman, Supervisory Board.
Erhard Gipperich..........................  Vice Chairman, Supervisory Board; Chairman, Works
                                            Council Leverkusen Plant, Bayer AG (1998 to
                                            present); Chairman, Central Works Council, Bayer
                                            AG (August 1998 to present); Chairman, Combine
                                            Works Council, Bayer AG (August 1998 to present);
                                            Vice-Chairman, Works Council Leverkusen Plant,
                                            Bayer AG (until June 1998).
Dr. Klaus Alberti.........................  Member, Supervisory Board; Head of Environmental
                                            and Safety, Business Group, Specialty Products,
                                            Bayer AG (since 1996).
Petra Brayer..............................  Member, Supervisory Board; Vice-Chairman, Works
  Bayer Fraser GmbH                         Council Bayer Faser GmbH.
  41538 Dormagen, Germany
Karl-Josef Ellrich........................  Member, Supervisory Board; Chairman, Works Council
                                            of the Dormagen plant, Bayer AG.
Detlef Fahlbusch..........................  Member, Supervisory Board; Regional President
  IG BCE Nordrhein                          Northrhein of Mining, Chemical and Energy
  40476 Dusseldorf, Germany                 Industrial Trade Union of Germany.
Dr. Martin Kohlhausen.....................  Member, Supervisory Board; Chairman of the Board
  Commerzbank Aktiengesellschaft            of Managing Directors of Commerzbank AG.
  60261 Frankfurt am Main, Germany
Hilmar Kopper.............................  Member, Supervisory Board; Chairman, Supervisory
  Deutsche Bank AG                          Board, Deutsche Bank AG (since May 1997);
  60325 Frankfurt, Germany                  Spokesman and Member of the Executive Board,
                                            Deutsche Bank AG (from December 1989 to May 1997).
Petra Kronen..............................  Member, Supervisory Board (since July 2000);
                                            Chairman, Works Council of the Uerdingen plant,
                                            Bayer AG.
Dr. Manfred Lennings......................  Member, Supervisory Board; Industrial Consultant;
  Schmachtenbergstrasse 142                 Consultant Westdeutsche Landesbank (from March
  45219 Essen, Germany                      1984 until February 1999).
Dr. Andre Leysen..........................  Member, Supervisory Board; Chairman, Board of
  Agfa-Gevaert N.V.                         Directors, Agfa-Gevaert N.V.
  Septestraat 27
  B-2640 Mortsel, Belgium
Dr. h.c. Helmut Maucher...................  Member, Supervisory Board; Chairman of the Board
  Nestle-Haus                               and Chief Executive Officer, Nestle S.A (from June
  60528 Frankfurt, Germany                  1999 to May 2000).
Rolf Nietzard.............................  Member, Supervisory Board; Member of Works Council
                                            Leverkusen Plant, Bayer AG (from August 1998 to
                                            present); Chairman of the Central Works Council,
                                            Bayer AG (from November 1995 to August 1998);
                                            Member, Combined Works Council, Bayer AG.

                                               PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME AND BUSINESS ADDRESS                   MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
-------------------------                   --------------------------------------------------
Dr. Heinrich Pierer von Esch..............  Member, Supervisory Board; Chairman of the
  Siemens AG                                Managing Board, President and Chief Executive
  80333 Munchen, Germany                    Officer, Siemens AG (since 1992).
Waltraud Schlaefke........................  Member, Supervisory Board; Vice-Chairman Works
  Wolff Walsrode AG                         Council, Wolff Walsrode AG.
  29655 Walsrode, Germany
Hubertus Schmoldt.........................  Member, Supervisory Board; President, Executive
  IG Bergbau, Chemie, Energie               Board, Mining, Chemical and Energy Industrial
  Konigsworther Platz 6                     Trade Union of Germany (1998 to present);
  30167 Hannover, Germany                   President Executive Board -- Chemical, Paper,
                                            Ceramics/Industrial Union (September 1995 to
                                            October 1997).
Dieter Schulte............................  Member, Supervisory Board; President, German Trade
  German Trade Union Federation DGB         Union Federation-DGB (since 1994).
  10178 Berlin, Germany
Loedewijk van Wachem......................  Member, Supervisory Board; Chairman, Supervisory
  Carel van Bylandtlaan 30                  Board, Royal Dutch Petroleum Company.
  NL-2596 HR The Hague, Netherlands
Professor Dr. Ernst-Ludwig Winnacker......  Member, Supervisory Board; President, German
  Deutsche Forschungsgemeinschaft           Science Foundation (since January 1998); Professor
  53170 Bonn, Germany                       of Biochemistry, University of Munich (until
                                            December 1997).
Dr. Hermann Wunderlich....................  Member, Supervisory Board (since April 1996);
  Arndtstrabe 8                             Member, Management Board, Bayer AG (until April
  51519 Odenthal, Germany                   1996).

     2. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of Parent are set forth below. Unless otherwise indicated, the business address of each such director and executive officer is Bayer Corporation, 100 Bayer Road, Pittsburgh, PA 15205-9741. All the directors and executive officers listed below are citizens of the United States, except for Dr. Attila Molnar, Dr. Frank-Joachim Morich, Werner Wenning, Gunter Hilken, H.H. Wehmeier, Dr. Wolfgang Plischke and Dr. Frank Wenzel, who are citizens of the Federal Republic of Germany, Emil Lansu, who is a citizen of The Netherlands, and Rolf Classon, who is a citizen of Sweden.

                                               PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME AND BUSINESS ADDRESS                   MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
-------------------------                   --------------------------------------------------
Dr. Attila Molnar.........................  Chairman, Board of Directors (since May 2000);
  Bayer AG                                  Member, Board of Management, Bayer AG; Head of
  51368 Leverkusen, Germany                 Business Group, Basic & Fine Chemicals, Bayer AG
                                            (from April 1996 to April 1999); Head of
                                            Production, Business Group Coatings & Colorants,
                                            Bayer AG (until April 1996).
Dr. Frank-Joachim Morich..................  Member, Board of Directors (since May 2000);
  Bayer AG                                  Member, Board of Management, Bayer AG. Head of
  51368 Leverkusen, Germany                 Business Group, Consumer Care, Bayer AG (from
                                            February 1998 to April 2000); Head of Product
                                            Development, Business Group Pharmaceuticals, Bayer
                                            AG (from January 1995 to January 1998).

                                               PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME AND BUSINESS ADDRESS                   MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
-------------------------                   --------------------------------------------------
Werner Wenning............................  Member, Board of Directors (since July 1997);
  Bayer AG                                  Member, Board of Management, Bayer AG; Head of
  51368 Leverkusen, Germany                 Corporate Planning and Controlling, Bayer AG (from
                                            April 1996 to January 1997); Vice-Chairman of the
                                            Board of Directors and General Manager, Bayer
                                            Hispania Industrial, S.A., Barcelona/Spain (until
                                            March 1996).
H.H. Wehmeier.............................  Member, Board of Directors; President and Chief
                                            Executive Officer, Bayer Corporation (since 1995).
Joseph A. Akers...........................  Executive Vice President, Chief Administrative
                                            Officer, Chief Financial Officer, Bayer
                                            Corporation (since April 1999); Senior Vice
                                            President & Controller Diagnostics, Bayer
                                            Corporation (February 1992 to April 1999).
Gary Balkema..............................  President, Consumer Care Business Group, Bayer
  Bayer Corporation                         Corporation (since December 1994).
  36 Columbia Road
  P.O. Box 1910
  Morristown, NJ 07962
Nicholas T. Cullen, Jr. ..................  Executive Vice President, Bayer Corporation and
                                            President, Plastics Division (from 1999 to
                                            present); and President, Performance Products
                                            Division, Bayer Corporation (1997 to 1998); Senior
                                            Vice President, Coatings Raw Materials, Bayer
                                            Corporation (1995 to 1996).
R.D. Fuchs................................  Executive Vice President, Chief Technology
                                            Officer, Bayer Corporation (March 1997 to
                                            present); Sarnia Site Manager -- Sarnia Ontario,
                                            Canada, Bayer Inc. (January 1994 to March 1999).
Gunter Hilken.............................  Executive Vice President and President, Fibers,
  Bayer Corporation                         Additives & Rubber Division, Bayer Corporation
  2603 West Market Street                   (October 1999 to present); Senior Vice President
  Akron, OH 44313                           and Site Manager, Bayer Inc. (1997 to September
                                            1999); Vice President, Manufacturing, Bayer Inc.
                                            (1996).
Emil Lansu................................  Executive Vice President, Bayer Corporation (1997
  Bayer Corporation                         to present); President, Agriculture Division,
  8400 Hawthorn Road                        Bayer Corporation (1997 to present); Head of
  Kansas City, MO 64120                     Plastics Marketing, Bayer AG (1993 to 1997).
E. L. Foote, Jr...........................  Executive Vice President and President, Industrial
                                            Chemicals Division, Bayer Corporation (1997 to
                                            present); Senior Vice President Manufacturing &
                                            Technology, Bayer Corporation (1995 to 1997).
Leslie F. Nute............................  Senior Vice President, General Counsel and
                                            Secretary, Bayer Corporation (1995 to present).
Howard W. Reed............................  Senior Vice President, Human Resources, Bayer
                                            Corporation (1996 to present).
Dr. Frank Wenzel..........................  Senior Vice President and Controller, Bayer
                                            Corporation (1992 to present).

                                               PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME AND BUSINESS ADDRESS                   MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
-------------------------                   --------------------------------------------------
Dr. John L. Williams......................  Executive Vice President, Bayer Corporation,
                                            President, Coatings and Colorants Division, Bayer
                                            Corporation (1999 to present); Senior Vice
                                            President, Bayer Corporation (1995 to 1999).
Margo Barnes..............................  Senior Vice President, Corporate Communications,
                                            Bayer Corporation.
Dr. Wolfgang Plischke.....................  Executive Vice President and President
  400 Morgan Lane                           Pharmaceutical Division, Bayer Corporation (1999
  West Haven, CT 06516                      to present); President, Bayer Yakuhin, Osaka,
                                            Japan (1995 to 1999).
Lawrence D. Stern.........................  Executive Vice President, Bayer Corporation (since
                                            April 2000); Business Manager, Lyondell Chemical
                                            (formerly ARCO Chemical) (prior to April 2000).
Jon R. Wyne...............................  Senior Vice President and Treasurer, Bayer
                                            Corporation.
Rolf Classon..............................  Executive Vice President and
  Bayer Corporation                         President -- Diagnostics, Bayer Corporation.
  511 Benedict Avenue
  Tarrytown, NY 10591

     3. DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER. The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of the Purchaser are set forth below. The business address of each such director and executive officer is Project Toledo Acquisition Corp., 100 Bayer Road, Pittsburgh, PA 15205-9741. All the directors and executive officers listed below are citizens of the United States, except for Dr. Frank Wenzel, who is a citizen of the Federal Republic of Germany.

                                               PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                        MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----                                        --------------------------------------------------
E. L. Foote, Jr. .........................  Director; Executive Vice President and President,
                                            Industrial Chemicals Division, Bayer Corporation
                                            (1997 to present); Senior Vice President
                                            Manufacturing & Technology, Bayer Corporation
                                            (1995 to 1997).
Dr. John L. Williams......................  President; Executive Vice President, Bayer
                                            Corporation, President, Coatings and Colorants
                                            Division, Bayer Corporation (1999 to present);
                                            Senior Vice President, Bayer Corporation (1995 to
                                            1999).
Dr. Frank Wenzel..........................  Vice President; Senior Vice President and
                                            Controller, Bayer Corporation (1992 to present).
Jon R. Wyne...............................  Treasurer; Senior Vice President and Treasurer,
                                            Bayer Corporation.
Leslie F. Nute............................  Secretary; Senior Vice President, General Counsel
                                            and Secretary, Bayer Corporation (1995 to
                                            present).
Tracy E. Spagnol..........................  Assistant Treasurer; Director Treasury Services,
                                            North America, Bayer Corporation (from September
                                            1995 to present).
Bruce A. Mackintosh.......................  Assistant Secretary; Vice President and Assistant
                                            General Counsel, Bayer Corporation.

     The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or such stockholder's broker, dealer, bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                        The Depositary for the Offer is

                         EquiServe Trust Company, N.A.

     By First Class Mail:                   By Hand:                   By Overnight Carrier:
EquiServe Trust Company, N.A.         Securities Transfer &        EquiServe Trust Company, N.A.
   Attn: Corporate Actions          Reporting Services, Inc.          Attn: Corporate Actions
        P.O. Box 8029           c/o EquiServe Trust Company, N.A.        150 Royall Street
    Boston, MA 02266-8029         100 William Street, Galleria            Canton, MA 02021
                                       New York, NY 10038

     Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or any other tender offer materials may be obtained from the Information Agent. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:
                               MORROW & CO., INC.
                                445 Park Avenue
                                   5th Floor
                               New York, NY 10022
                          Call collect (212) 754-8000
                           Banks and Brokerage Firms,
                                  please call:
                                 (800) 662-5200
                           Shareholders, please call:
                                 (800) 566-9061

                      The Dealer Manager for the Offer is:
                                ING BARINGS LLC
                              55 East 52nd Street
                            New York, New York 10055
                        Call (877) 446-4930 (ext. 6677)